STOCK PURCHASE AGREEMENT, dated as of August 2, 1999, between the shareholders of Marino Technologies, Incorporated named on the signature page hereof (the "Sellers"), and Consoltex (USA) Inc., a New York corporation (the "Purchaser")

W I T N E S S E T H:

WHEREAS, the Sellers own in the aggregate all the issued and outstanding shares (the "SHARES") of common stock, $.01 par value per share (the "STOCK"), of Marino Technologies, Incorporated, a Delaware corporation (the "COMPANY"); and

WHEREAS, the Sellers wish to sell to the Purchaser, and the Purchaser wishes to purchase from the Sellers, the Shares, upon the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, the Purchaser and the Sellers hereby agree as follows:


ARTICLE I

DEFINITIONS

SECTION  1.01.   CERTAIN  DEFINED  TERMS.   As used in this Agreement,  the
following terms shall have the following meanings:

"AAA" has the meaning specified in Section 10.11.

"ACQUISITION DOCUMENTS" has the meaning specified in Section 8.01.

"ACTION" means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

"AFFILIATE" means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

"AGREEMENT" or "THIS AGREEMENT" means this Stock Purchase Agreement, dated as of August 2, 1999, between the Sellers and the Purchaser (including the Exhibits hereto and the Disclosure Schedule) and all amendments hereto made in accordance with the provisions of Section 10.09.

"ASSETS" has the meaning specified in Section 3.20.

"BUSINESS" means the business of manufacture, assembly, sale, refurbishing, importing and distribution of polypropylene bags in the United States and Mexico and all other business which prior to the date hereof has been conducted by the Company and the Subsidiaries.

"BUSINESS DAY" means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in The City of New York.

"CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended through the date hereof.

"CERCLIS" means the Comprehensive Environmental Response, Compensation and Liability Information System, as updated through the date hereof.

"CLAIM" has the meaning specified in Section 10.11.

"CLOSING" has the meaning specified in Section 2.03.

"CLOSING BALANCE SHEET" means the audited consolidated balance sheet (including the related notes and schedules thereto) of the Company and the Subsidiaries, to be prepared pursuant to Section 2.07(a) and to be dated as of June 30, 1999.

"CLOSING DATE" has the meaning specified in Section 2.03.

"CLOSING DATE NET DEBT" has the meaning specified in Section 2.07(b).

"CLOSING  DATE   NET   WORKING   CAPITAL"  has  the  meaning  specified  in
Section 2.07(b).

"CLOSING PAYMENT" has the meaning specified in Section 2.02(b).

"CLOSING PAYMENT ADJUSTMENT AMOUNT" means $200,000.

"CODE" means the Internal Revenue Code of 1986, as amended through the date hereof.

"COMPANY" has the meaning specified in the recitals to this Agreement.

"COMPANY SYSTEMS" has the meaning specified in Section 3.31.

"CONTROL" (including the terms "CONTROLLED BY" and "UNDER COMMON CONTROL WITH"), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise, including, without limitation, the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

"DESIGNATED AMOUNT" means $100,000.

"DETERMINATION DATE" has the meaning specified in Section 2.07(c).

"DISCLOSURE SCHEDULE" means the Disclosure Schedule attached hereto, dated as of the date hereof, and forming a part of this Agreement.

"EMPLOYEE STOCK OPTIONS" means the non-qualified stock options (the "OPTIONS") granted to certain employees and/or directors of the Company pursuant to the Stock Option Agreements, in the amounts set forth in
Section 3.03 of the Disclosure Schedule.

"EMPLOYMENT  AGREEMENT"  means,  as  the case may be,  (A)  the  Employment
Agreement between the Company and Anthony Marino, (B) the Employment Agreement between the Company and Lawrence Marino and (C) the Employment Agreement between the Company and Carlos M. Echeverr<i'>a, in each case dated as of July 31, 1999.

"ENCUMBRANCE" means any security interest, pledge, mortgage, lien (including, without limitation, environmental and tax liens), charge, encumbrance, adverse claim, preferential arrangement or restriction of any kind, including, without limitation, any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

"ENVIRONMENT" means surface waters, groundwaters, soil, subsurface strata and ambient air.

"ENVIRONMENTAL CLAIMS" means any and all actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, notices of liability or potential liability, investigations, proceedings, consent orders or consent agreements relating in any way to any Environmental Law, any Environmental Permit or any Hazardous Materials.

"ENVIRONMENTAL CONDITION" means a condition relating to or arising or resulting from a failure to comply with any applicable Environmental Law or Environmental Permit or a Release of Hazardous Materials into the Environment.

"ENVIRONMENTAL LAW" means any Law, now or hereafter in effect and as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to pollution or protection of the environment, health, safety or natural resources, including without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

"ENVIRONMENTAL PERMIT" means any permit, approval, identification number, license or other authorization required under any applicable Environmental Law.

"ERISA" has the meaning specified in Section 3.23(a).

"ESTIMATED NET DEBT" has the meaning specified in Section 2.06(a).

"ESTIMATED NET WORKING  CAPITAL"  has  the  meaning  specified  in  Section
2.06(a).

"FINAL CLOSING DATE NET DEBT" has the meaning specified in Section 2.07(c).

"FINAL  CLOSING  DATE  NET  WORKING  CAPITAL"  has the meaning specified in
Section 2.07(c).

"FINANCIAL STATEMENTS" has the meaning specified in Section 3.08(a).

"GOVERNMENTAL AUTHORITY" means any United States federal, state or local or any foreign government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

"GOVERNMENTAL ORDER" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

"HAZARDOUS MATERIALS" means (a) petroleum and petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials and polychlorinated biphenyls and
(b) any other chemicals, materials or substances defined or regulated as toxic or hazardous or as a pollutant, contaminant or waste under any applicable Environmental Law.

"HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

"INDEBTEDNESS" means, with respect to any Person, (i) all indebtedness of such Person, whether or not contingent, for borrowed money, (ii) all obligations of such Person for the deferred purchase price of property or services, (iii) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (iv) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the Sellers or lender under such agreement in the event of default are limited to repossession or sale of such property), (v) all obligations of such Person as lessee under leases that have been or should be, in accordance with U.S. GAAP, recorded as capital leases, (vi) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities, (vii) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of such Person or any warrants, rights or options to acquire such capital stock, valued, in the case of redeemable preferred stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (viii) all Indebtedness of others referred to in clauses (i) through (vi) above guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (a) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness, (b) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss, (c) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (d)otherwise to assure a creditor against loss, and (ix) all Indebtedness referred to in clauses (i) through (vi) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.

"INDEMNIFIED PARTY" has the meaning specified in Section 8.02(a).

"INDEPENDENT ACCOUNTING FIRM" has the meaning specified in Section
2.06(b)(ii).

"INTELLECTUAL PROPERTY" shall mean: (i) United States, international, and foreign patents, patent applications and statutory invention registrations,
(ii) trademarks, service marks, domain names, trade dress, logos, and other source identifiers, including registrations and applications for registration thereof, (iii) copyrights, including registrations and applications for registration thereof, (iv) computer software, data, databases, and related documentation, and (v) confidential and proprietary information, including trade secrets and know-how.

"INTEREST RATE" has the meaning specified in Section 2.02(b).

"INTERIM  FINANCIAL  STATEMENTS"  has  the  meaning  specified  in  Section
3.08(a).

"INVENTORIES" means all inventory, merchandise, finished goods, raw materials, packaging, supplies and other personal property related to the Business maintained, held or stored by or for the Company or any Subsidiary on the Closing Date and any prepaid deposits for any of the same.

"IRS" means the Internal Revenue Service of the United States.

"LAW" means any federal, state, local or foreign statute, law, ordinance, regulation, rule, code, order, other requirement or rule of law.

"LEASED REAL PROPERTY" means the real property leased by the Company or any Subsidiary, as tenant, together with, to the extent leased by the Company or any Subsidiary, all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property of the Company or any Subsidiary attached or appurtenant thereto, and all easements, licenses, rights and appurtenances relating to the foregoing.

"LETTER OF INTENT" means the letter of intent dated as of March 24, 1999 between the Sellers and the Purchaser.

"LIABILITIES" means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including, without limitation, those arising under any Law (including, without limitation, any Environmental Law), Action or Governmental Order and those arising under any contract, agreement, arrangement, commitment or undertaking.

"LICENSED INTELLECTUAL PROPERTY" shall mean (i) all licenses of Intellectual Property and Software licensed to the Company or any Subsidiary by any third party, and (ii) all licenses of Intellectual Property by the Company or any Subsidiary to any third party.

"LOSS" has the meaning specified in Section 8.02.

"MARINO NAMES" has the meaning specified in Section 5.08.

"MATERIAL ADVERSE EFFECT" means any circumstance, change in, or effect on the Business, the Company or any Subsidiary that, individually or in the aggregate with any other circumstances, changes in, or effects on, the Business, the Company or any Subsidiary: (a) is, or is reasonably likely to be, materially adverse to the Business, operations, Assets or Liabilities, employee relationships, customer or supplier relationships, prospects, results of operations or the condition (financial or otherwise) of the Company and the Subsidiaries, taken as a whole, or (b) could adversely affect the ability of the Purchaser, the Company and the Subsidiaries to operate or conduct the Business in the manner in which it is currently operated or conducted by the Company and the Subsidiaries.

"MATERIAL CONTRACTS" has the meaning specified in Section 3.17(a).

"MEXICAN GAAP" means generally accepted accounting principles and practices in Mexico as in effect from time to time and applied consistently throughout the periods involved.

"MULTIEMPLOYER PLAN" has the meaning specified in Section 3.23(b).

"MULTIPLE EMPLOYER PLAN" has the meaning specified in Section 3.23(b).

"NATURAL RESOURCES" means land, fish, wildlife, biota, air, water, ground water, drinking water supplies, and other such resources.

"NET DEBT" means any cash and cash instruments, less bank debt, obligations under capital leases or other forms of debt instruments, including all interest and early payment fees then due and payable thereon, of the Company existing at Closing.

"NET WORKING CAPITAL" means the total of current assets including but not limited to all current assets such as trade and other receivables due in less than one year, inventory and prepaid expenses less all current liabilities including but not limited to trade and other payables, taxes, accruals, customer advances and any other payments due in less than one year, excluding Net Debt.

"OWNED INTELLECTUAL PROPERTY" shall mean all Intellectual Property and Software owned by the Company or any Subsidiary.

"OWNED REAL PROPERTY" means the real property owned by the Company or any Subsidiary, together with all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property of the Company or any Subsidiary attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing.

"PERMITTED ENCUMBRANCES" means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (a) liens for taxes, assessments and governmental charges or levies not yet due and payable; (b) Encumbrances imposed by law, such as materialmen's, mechanics', carriers', workmen's and repairmen's liens and other similar liens arising in the ordinary course of business securing obligations that (i) are not overdue for a period of more than 30 days and (ii) are not in excess of $5,000 in the case of a single property or $50,000 in the aggregate at any time; (c) pledges or deposits to secure obligations under workers' compensation laws or similar legislation or to secure public or statutory obligations; and (d) minor survey exceptions, reciprocal easement agreements and other customary encumbrances on title to real property that (i) were not incurred in connection with any Indebtedness, (ii) do not render title to the property encumbered thereby unmarketable and (iii) do not, individually or in the aggregate, materially adversely affect the value or use of such property for its current and anticipated purposes.

"PERSON" means any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity, as well as any
syndicate   or   group   that  would  be  deemed  to  be  a  person   under
Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

"PLANS" has the meaning specified in Section 3.23(a).

"POST-CLOSING ADJUSTMENT" has the meaning specified in Section 2.07(c).

"PURCHASE PRICE" has the meaning specified in Section 2.02.

"PURCHASE PRICE BANK ACCOUNT" means a bank account in the United States to be designated by the Sellers in a written notice to the Purchaser at least five Business Days before the Closing.

"PURCHASER" has the meaning specified in the recitals to this Agreement.

"PURCHASER'S   ACCOUNTANTS"   means   PricewaterhouseCoopers,   independent
accountants of the Purchaser.

"REAL PROPERTY" means the Leased Real Property and the Owned Real Property.

"RECEIVABLES" means any and all accounts receivable, notes and other amounts receivable by the Company or any Subsidiary from third parties, including, without limitation, customers, arising from the conduct of the Business or otherwise before the Closing Date, whether or not in the ordinary course, together with all unpaid financing charges accrued thereon.

"REFERENCE BALANCE SHEET" means the audited consolidated balance sheet (including the related notes and schedules thereto) of the Company, dated as of December 31, 1998, a copy of which is set forth in Section 3.08(a) of the Disclosure Schedule.

"REFERENCE BALANCE SHEET DATE" means December 31, 1998.

"REGULATIONS"   means   the   Treasury  Regulations  (including   Temporary
Regulations) promulgated by the United States Department of Treasury with respect to the Code or other federal tax statutes.

"RELEASE" means disposing, discharging, injecting, spilling, leaking, leaching, dumping, emitting, escaping, emptying, seeping, placing and the like into or upon any land or water or air or otherwise entering into the Environment.

"REMEDIAL ACTION" means all action to (i) clean up, remove, treat or handle in any other way Hazardous Materials in the Environment; (ii) restore or reclaim the Environment or Natural Resources; (iii) prevent the Release of Hazardous Materials so that they do not migrate, endanger or threaten to endanger public health or the Environment; or (iv) perform remedial investigations, feasibility studies, corrective actions, closures, and postremedial or postclosure studies, investigations, operations, maintenance and monitoring on, about or in any Real Property.

"RESTRICTED PERIOD" has the meaning specified in Section 5.09.

"RETURNS" has the meaning specified in Section 6.02.

"RULES" has the meaning specified in Section 10.11.

"SELLERS" has the meaning specified in the recitals to this Agreement.

"SELLERS' ACCOUNTANTS" means Arthur Andersen, L.L.P., independent accountants of the Sellers.

"SOFTWARE" shall mean all computer software material to the operation of the Business of the Company or any Subsidiary.

"STATEMENT  OF  CLOSING  DATE  NET  DEBT"  has  the  meaning  specified  in
Section 2.07(a).

"STATEMENT OF CLOSING DATE NET WORKING CAPITAL" has the meaning specified in Section 2.07(a).

"STATEMENT   OF   ESTIMATED   NET  DEBT"  has  the  meaning  specified   in
Section 2.06(a).

"STATEMENT OF ESTIMATED NET WORKING  CAPITAL"  has the meaning specified in
Section 2.06(a).

"STOCK" has the meaning specified in the recitals to this Agreement.

"STONE" has the meaning specified in Section 3.17.

"SUBSEQUENT PAYMENT" has the meaning specified in Section 2.02(b).

"SUBSIDIARIES" means Walpole, Inc. ("WALPOLE") and Marino Technologies de Mexico, S.A. de C.V. ("MARINO DE MEXICO").

"TANGIBLE PERSONAL PROPERTY" has the meaning specified in Section 3.22(a).

"TAX" or "TAXES" means any and all taxes, fees, levies, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any government or taxing authority, including, without limitation: taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs duties, tariffs, and similar charges.

"THIRD PARTY CLAIMS" has the meaning specified in Section 8.02(b).

"U.S. GAAP" means United States generally accepted accounting principles and practices as in effect from time to time and applied consistently throughout the periods involved.

"VENDORS" means any and all vendors who are unaffiliated with the Sellers or the Company and who supply raw materials, components, spare parts, supplies, goods, merchandise or services to the Company or any Subsidiary.

"YEAR 2000 COMPLIANT" has the meaning specified in Section 3.31.


ARTICLE II

PURCHASE AND SALE

SECTION 2.01. PURCHASE AND SALE OF THE SHARES. Upon the terms and subject to the conditions of this Agreement, at the Closing, the Sellers shall sell to the Purchaser, and the Purchaser shall purchase from the Sellers, the Shares.

SECTION 2.02. PURCHASE PRICE. (a) Subject to the adjustments set forth in Sections 2.06 and 2.07, the aggregate purchase price for the Shares shall be $26 million (the "PURCHASE PRICE").

(b) The Purchase Price shall be paid as follows: (i) subject to Section 2.02(c), $20.6 million at the Closing (the "CLOSING PAYMENT"); and
(ii) subject to any rights to withhold or offset such payments provided elsewhere in this Agreement, $1.08 million on each of January 1, 2000, July 1, 2000, January 1, 2001, July 1, 2001 and January 1, 2002 (each, a
"SUBSEQUENT PAYMENT"); PROVIDED that, at each payment date for a Subsequent Payment, (x) one-half of the remaining amount of the Purchase Price shall be forfeited in the event that either Lawrence Marino or Carlos
Echeverria is no longer employed in accordance with his Employment Agreement or (y) all of the remaining amount of the Purchase Price shall be forfeited in the event that both Lawrence Marino and Carlos Echeverria are no longer employed in accordance with their respective Employment Agreements, in each case other than pursuant to termination without cause by the Company or resignation for good reason by the employee, as such terms are defined in the Employment Agreements, or death. The Subsequent Payment amounts shall each bear interest from the Closing Date through the date of payment at the rate of LIBOR as publicly announced by the Bank of America, N.A. or any successor thereto in New York, New York from the Closing Date to the date of payment plus 1% (the "INTEREST RATE"). The Closing Payment shall bear interest at the Interest Rate from July 1, 1999 through the Closing Date.

(c) The Closing Payment Adjustment Amount shall be withheld from the Closing Payment until any adjustment of the Closing Payments under Section 2.07(c) becomes final, at which any remaining portion of the Closing Payment Adjustment Amount, together with interest thereon at the Interest Rate, will be paid to the Sellers.

SECTION 2.03. CLOSING. Upon the terms and subject to the conditions of this Agreement, the sale and purchase of the Shares contemplated by this Agreement shall take place at a closing (the "CLOSING") to be held at the offices of Shearman & Sterling, 599 Lexington Avenue, New York, New York at 10:00 A.M. New York time on the later to occur of (i) July 30, 1999 and
(ii) the third Business Day following the later to occur of (A) expiration or termination of all applicable waiting periods under the HSR Act and
(B) satisfaction or waiver of all other conditions to the obligations of the parties set forth in Article VII, or at such other place or at such other time or on such other date as the Sellers and the Purchaser may mutually agree upon in writing (the day on which the Closing takes place being the "CLOSING DATE").

SECTION 2.04.  CLOSING  DELIVERIES  BY  THE  SELLERS.   At the Closing, the
Sellers shall deliver or cause to be delivered to the Purchaser:

(a) stock certificates evidencing the Shares and Anthony Marino's 1% interest in Marino de M<e'>xico duly endorsed in blank, or accompanied by stock powers duly executed in blank, in form satisfactory to the Purchaser and with all required stock transfer tax stamps affixed;

(b)  receipt  for the Closing Payment minus the Closing Payment  Adjustment
Amount;

(c)  executed copies of each of the Employment Agreements; and

(d)  the  opinions,   certificates  and  other  documents  required  to  be
delivered pursuant to Section 7.02.

SECTION 2.05. CLOSING DELIVERIES BY THE PURCHASER. At the Closing, the Purchaser shall deliver to the Sellers:

(a) the Closing Payment determined in accordance with Section 2.06(b) minus the Closing Payment Adjustment Amount; and

(b)  the  opinions,  certificates   and  other  documents  required  to  be
delivered pursuant to Section 7.01.

SECTION 2.06.  ESTIMATE OF PURCHASE PRICE.   The  Purchase Price to be paid
at the Closing shall be subject to adjustment prior to the Closing as specified in this Section 2.06:

(a) ESTIMATED NET WORKING CAPITAL AND ESTIMATED NET DEBT. Five Business Days prior to the Closing, the Sellers shall deliver to the Purchaser (i) their estimate of Net Working Capital as of June 30, 1999 ("ESTIMATED NET WORKING CAPITAL") (the "STATEMENT OF ESTIMATED NET WORKING CAPITAL"), together with reasonable supporting financial information therefor, and
(ii) their estimate of Net Debt as of June 30, 1999 ("ESTIMATED NET DEBT") (the "STATEMENT OF ESTIMATED NET DEBT"), together with reasonable supporting financial information therefor. The Sellers shall use their reasonable best efforts to ensure that all Net Debt is paid in full prior to the Closing.

(b) AMOUNT OF CLOSING PAYMENT. (i) To the extent that Estimated Net Working Capital exceeds $2,694,000, the amount of the Closing Payment shall be adjusted upward from the Purchase Price in an amount equal to such excess;

(ii) to the extent that Estimated Net Working Capital is less than $2,694,000, the Closing Payment shall be adjusted downward from the Purchase Price in an amount equal to such deficiency; and

(iii) to the extent that there is any Estimated Net Debt, the Closing Payment shall be adjusted downward from the Purchase Price in an amount equal to such Estimated Net Debt and all accrued interest thereon and costs to retire such Net Debt.

SECTION 2.07. POST-CLOSING ADJUSTMENT OF CLOSING PAYMENT. The Closing Payment shall be subject to adjustment after the Closing as specified in this Section 2.07:

(a) CLOSING BALANCE SHEET. As promptly as practicable, but in any event on or before September 15, 1999, the Purchaser shall deliver to the Sellers the Closing Balance Sheet, together with a report thereon of the Purchaser's Accountants stating that the Closing Balance Sheet fairly presents in all material respects the consolidated financial position of the Company as of June 30, 1999 in conformity with U.S. GAAP applied on a basis consistent with the preparation of the Reference Balance Sheet. The Purchaser shall also deliver with the Closing Balance Sheet (i) a statement based on such Closing Balance Sheet setting forth the Purchaser's calculation of actual Net Working Capital as of June 30, 1999 ("CLOSING DATE NET WORKING CAPITAL") (the "STATEMENT OF CLOSING DATE NET WORKING CAPITAL") and (ii) a statement based on such Closing Balance Sheet setting forth the Purchaser's calculation of actual Net Debt as of June 30, 1999, if any ("CLOSING DATE NET DEBT") (the "STATEMENT OF CLOSING DATE NET DEBT").

(b) DISPUTES. (i) Subject to clause (ii) of this Section 2.07(b), the Closing Balance Sheet delivered by the Purchaser to the Sellers shall be deemed to be and shall be final, binding and conclusive on the parties hereto.

(ii) The Sellers may dispute any amounts reflected on the Closing Balance Sheet and the Statements of Closing Date Net Working Capital and Closing Date Net Debt only on the basis that the amounts reflected on the Closing Balance Sheet were not arrived at in accordance with U.S. GAAP applied on a basis consistent with the preparation of the Reference Balance Sheet, excluding normal recurring adjustments; PROVIDED, HOWEVER, that the Sellers shall have notified the Purchaser and the Purchaser's Accountants in writing of each disputed item, specifying the amount thereof in dispute and setting forth, in reasonable detail, the basis for such dispute, within 15 Business Days of the Purchaser's delivery of the Closing Balance Sheet and the Purchaser's calculation of Closing Date Net Working Capital and Closing Date Net Debt. In the event of such a dispute, the Sellers' Accountants and the Purchaser's Accountants shall attempt to reconcile their differences, and any resolution by them as to any disputed amounts shall be final, binding and conclusive on the parties hereto. If any such resolution by the Purchaser's Accountants and the Sellers' Accountants leaves in dispute amounts the net effect of which in the aggregate would not affect the Closing Date Net Working Capital reflected on the Closing Balance Sheet by more than the Designated Amount, all such amounts remaining in dispute shall then be deemed to have been resolved one-half in favor of the Purchaser and one-half in favor of the Sellers. If the Sellers' Accountants and the Purchaser's Accountants are unable to reach a resolution with such effect within 20 Business Days after receipt by the Purchaser and the Purchaser's Accountants of the Sellers' written notice of dispute, the Sellers' Accountants and the Purchaser's Accountants shall submit the items remaining in dispute for resolution to Deloitte & Touche, L.L.P. (or, if such firm shall decline to act or is not, at the time of such submission, independent of the Sellers, the Company and the Purchaser, to another independent accounting firm of international reputation mutually acceptable to the Purchaser and the Sellers) (either Deloitte & Touche, L.L.P. or such other accounting firm being referred to herein as the "INDEPENDENT ACCOUNTING FIRM"), which shall, within 30 Business Days after such submission, determine and report to the Purchaser and the Sellers upon such remaining disputed items, and such report shall be final, binding and conclusive on the Sellers and the Purchaser. The fees and disbursements of the Independent Accounting Firm shall be allocated between the Sellers and the Purchaser in the same proportion that the aggregate amount of such remaining disputed items so submitted to the Independent Accounting Firm that is unsuccessfully disputed by each such party (as finally determined by the Independent Accounting Firm) bears to the total amount of such remaining disputed items so submitted.

(iii) In acting under this Agreement, the Purchaser's Accountants, the Sellers' Accountants and the Independent Accounting Firm shall be entitled to the privileges and immunities of arbitrators.

(c) CLOSING PAYMENT ADJUSTMENT. The calculation of Closing Date Net Working Capital and Closing Date Net Debt shall be deemed final ("FINAL CLOSING DATE NET WORKING CAPITAL" and "FINAL CLOSING DATE NET DEBT," respectively) for the purposes of this Section 2.07 upon the earliest of
(A) the failure of the Sellers to notify the Purchaser of a dispute within 15 Business Days of the Purchaser's delivery of the Closing Balance Sheet to the Sellers, (B) the resolution of all disputes, pursuant to
Section  2.07(b)(ii),  by  Purchaser's  and  the  Sellers'  Accountants and
(C) the resolution of all disputes, pursuant to Section 2.07(b)(ii), by the Independent Accounting Firm (such date being the "DETERMINATION DATE"). Within three Business Days of the calculation of Final Closing Date Net Working Capital and Final Closing Date Net Debt being deemed final, a Closing Payment adjustment shall be made as follows:

(i) in the event that the Final Closing Date Net Debt is greater than Estimated Net Debt, then the Closing Payment shall be adjusted downward in an amount equal to the difference between the Final Closing Date Net Debt and Estimated Net Debt;

(ii) in the event that the Final Closing Date Net Debt is less than Estimated Net Debt, then the Closing Payment shall be adjusted upward in an amount equal to the difference between the Final Closing Date Net Debt and Estimated Net Debt;

(iii) in the event that the Final Closing Date Net Working Capital is greater than Estimated Net Working Capital, then the Closing Payment shall be adjusted upward in an amount equal to such excess; and

(iv) in the event that the Final Closing Date Net Working Capital is less than Estimated Net Working Capital, then the Closing Payment shall be adjusted downward in an amount equal to such deficiency.

Upon the final determination of the amount of any cumulative adjustment to the Closing Payment pursuant to (i) through (iv) above (the "POST-CLOSING ADJUSTMENT"), such Post-Closing Adjustment, plus interest at the Interest Rate from July 1, 1999 to the date of payment, shall be paid as follows, in each case by wire transfer in immediately available funds:

(A) in the event that a Post-Closing Adjustment is due to the Purchaser in an amount less than the Closing Payment Adjustment Amount, then the Purchaser shall retain the amount of the Post-Closing Adjustment from the Closing Payment Adjustment Amount and pay the balance of the Closing Payment Adjustment Amount to the Sellers within three Business Days of the Determination Date; or

(B) in the event that a Post-Closing Adjustment is due to the Purchaser in an amount greater than the Closing Payment Adjustment Amount, then the Purchaser shall retain the Closing Payment Adjustment Amount and the Sellers, within three Business Days of the Determination Date, shall pay the amount of the Post-Closing Adjustment that is in excess of the Closing Payment Adjustment Amount to the Purchaser; or

(C) in the event that a Post-Closing Adjustment is due to the Sellers, then the Purchaser shall pay the sum of the Closing Payment Adjustment Amount and the Post-Closing Adjustment to the Sellers within three Business Days of the Determination Date.


ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

As an inducement to the Purchaser to enter into this Agreement, the Sellers hereby represent and warrant jointly and severally to the Purchaser as follows:

SECTION 3.01. QUALIFICATION OF THE SELLERS. The execution and delivery of this Agreement by the Sellers, the performance by the Sellers of their obligations hereunder and the consummation by the Sellers of the transactions contemplated hereby have been duly authorized by all requisite action on the part of the Sellers. This Agreement has been duly executed and delivered by the Sellers, and (assuming due authorization, execution and delivery by the Purchaser) this Agreement constitutes a legal, valid and binding obligation of the Sellers enforceable against each of the Sellers in accordance with its terms.

SECTION 3.02. ORGANIZATION, AUTHORITY AND QUALIFICATION OF THE COMPANY. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business as it has been and is currently conducted. The Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary or desirable and all such jurisdictions are set forth in Section 3.02 of the Disclosure Schedule. All corporate actions taken by the Company have been duly authorized, and the Company has not taken any action that in any respect conflicts with, constitutes a default under or results in a violation of any provision of its Certificate of Incorporation or By-laws. True and correct copies of the Certificate of Incorporation and By-laws of the Company, each as in effect on the date hereof, have been delivered by the Sellers to the Purchaser.

SECTION  3.03.   CAPITAL STOCK OF THE COMPANY;  OWNERSHIP  OF  THE  SHARES.
(a) The authorized capital stock of the Company consists of 2,000,000 shares of Common Stock. As of the date hereof, 1,431,000 shares of Common Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable. None of the issued and outstanding shares of Common Stock was issued in violation of any preemptive rights. There are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of the Company or obligating the Company to issue or sell any shares of capital stock of, or any other interest in, the Company. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of Stock or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person. The Shares constitute all the issued and outstanding capital stock of the Company and are owned of record and beneficially solely by the Sellers in the aggregate, free and clear of all Encumbrances. Upon consummation of the transactions contemplated by this Agreement and registration of the Shares in the name of the Purchaser in the stock records of the Company, the Purchaser, assuming it shall have purchased the Shares for value in good faith and without notice of any adverse claim, will own all the issued and outstanding capital stock of the Company free and clear of all Encumbrances. Upon consummation of the transactions contemplated by this Agreement, the Shares will be fully paid and nonassessable. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Shares.

(b) The stock register of the Company accurately records: (i) the name and address of each Person owning shares of capital stock of the Company and (ii) the certificate number of each certificate evidencing shares of capital stock issued by the Company, the number of shares evidenced by each such certificate, the date of issuance thereof and, in the case of cancellation, the date of cancellation.

SECTION 3.04. SUBSIDIARIES. (a) Other than the Subsidiaries, there are no other corporations, partnerships, joint ventures, associations or other entities in which the Company owns, of record or beneficially, any direct or indirect equity or other interest or any right (contingent or otherwise) to acquire the same. The Company is not a member of (nor is any part of the Business conducted through) any partnership. The Company is not a participant in any joint venture or similar arrangement.

(b) Each Subsidiary: (i) is a corporation duly organized and validly existing under the laws of its jurisdiction of incorporation, (ii) has all necessary power and authority to own, operate or lease the properties and assets owned, operated or leased by such Subsidiary and to carry on its business as it has been and is currently conducted by such Subsidiary and
(iii) is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary or desirable.

(c) All the outstanding shares of capital stock of each Subsidiary are validly issued, fully paid, nonassessable and are owned by the Company directly, free and clear of all Encumbrances, except that Anthony Marino owns 1% of the capital stock of Marino de Mexico.

(d) There are no options, warrants, convertible securities, or other rights, agreements, arrangements or commitments of any character relating to the capital stock of any Subsidiary or obligating the Sellers, the Company or any Subsidiary to issue or sell any shares of capital stock of, or any other interest in, any Subsidiary.

(e) All corporate actions taken by each Subsidiary have been duly authorized and no Subsidiary has taken any action that in any respect conflicts with, constitutes a default under or results in a violation of any provision of its charter or by-laws (or similar organizational documents). True and complete copies of the charter and by-laws (or similar organizational documents), in each case as in effect on the date hereof, of each Subsidiary have been delivered by the Sellers to the Purchaser.

(f) No Subsidiary is a member of (nor is any part of its business conducted through) any partnership nor is any Subsidiary a participant in any joint venture or similar arrangement.

(g) There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any shares of capital stock of or any other interests in any Subsidiary.

(h) The stock register of each Subsidiary accurately records: (i) the name and address of each Person owning shares of capital stock of such Subsidiary and (ii) the certificate number of each certificate evidencing shares of capital stock issued by such Subsidiary, the number of shares evidenced each such certificate, the date of issuance thereof and, in the case of cancellation, the date of cancellation.

SECTION 3.05. CORPORATE BOOKS AND RECORDS. The minute books of the Company and the Subsidiaries contain accurate records of all meetings and accurately reflect all other actions taken by the stockholders, Boards of Directors and all committees of the Boards of Directors of the Company and the Subsidiaries. Complete and accurate copies of all such minute books and of the stock register of the Company and each Subsidiary have been provided by the Sellers to the Purchaser.

SECTION  3.06.   NO  CONFLICT.   Assuming  that  all  consents,  approvals,
authorizations and other actions described in Section 3.07 have been obtained and all filings and notifications listed in Section 3.07 of the Disclosure Schedule have been made, the execution, delivery and performance of this Agreement by the Sellers do not and will not (a) violate, conflict with or result in the breach of any provision of the charter or by-laws (or similar organizational documents) of the Company or any Subsidiary,
(b) conflict with or violate (or cause an event which could have a Material Adverse Effect as a result of) any Law or Governmental Order applicable to any of Sellers, the Company, any Subsidiary or any of their respective assets, properties or businesses, including, without limitation, the Business, or (c) except as set forth in Section 3.06 of the Disclosure Schedule, conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on any of the Shares or on any of the assets or properties of any of Sellers, the Company or any Subsidiary pursuant to, any note, bond, mortgage or indenture, or any material contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which any of Sellers, the Company or any Subsidiary is a party or by which any of the Shares or any of such assets or properties is bound or affected.

SECTION 3.07. CONSENTS AND APPROVALS. (a) The execution, delivery and performance of this Agreement by the Sellers do not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to any Governmental Authority, except (i) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not have a Material Adverse Effect and (ii) the notification requirements of the HSR Act.

(b) The execution, delivery and performance of this Agreement by the Sellers do not and will not require any third-party consents, approvals, authorizations or actions on the part of the Sellers, except (i) as described in Section 3.07 of the Disclosure Schedule or (ii) where failure to obtain such consents, approvals, authorizations or actions would not have a Material Adverse Effect. Each of such third-party consents, approvals, authorizations or actions has been obtained by the Sellers at no cost to the Purchaser.

SECTION 3.08. FINANCIAL INFORMATION, BOOKS AND RECORDS, PROJECTIONS AND OPERATING DATA. (a) True and complete copies of (i) the audited consolidated balance sheet of the Company for each of the three fiscal years ended as of December 31, 1996, December 31, 1997 and December 31, 1998, and the related audited consolidated statements of operations, shareholders' equity and cash flows, together with all related notes and schedules thereto, accompanied by the reports thereon of the Sellers' Accountants (collectively referred to herein as the "FINANCIAL STATEMENTS"), (ii) the unaudited balance sheets of each of the Company, Walpole and Marino de Mexico for each of the three fiscal years ended December 31, 1996, December 31, 1997 and December 31, 1998 and (iii) the unaudited consolidated balance sheet of the Company as of March 31, 1999, and the related consolidated statements of operations, shareholders' equity and cash flows, together with all related notes and schedules thereto (collectively referred to herein as the "INTERIM FINANCIAL STATEMENTS") have been delivered by the Sellers to the Purchaser. The Financial Statements, the Interim Financial Statements and the Reference Balance Sheet (i) were prepared in accordance with the books of account and other financial records of the Company, (ii) present fairly in all material respects the consolidated financial condition and results of operations of the Company and the Subsidiaries as of the dates thereof or for the periods covered thereby, (iii) have been prepared in accordance with U.S. GAAP applied on a basis consistent with the past practices of the Company, and
(iv), except for the change in accounting for Inventories in the Financial Statement (as disclosed therein) for the fiscal year ended December 31, 1998, include all adjustments (consisting only of normal recurring accruals) that are necessary for a fair presentation of the consolidated financial condition of the Company and the Subsidiaries and the results of the operations of the Company and the Subsidiaries as of the dates thereof or for the periods covered thereby.

(b) The books of account and other financial records of the Company and the Subsidiaries: (i) reflect all items of income and expense and all assets and Liabilities required to be reflected therein in accordance with U.S. GAAP applied on a basis consistent with the past practices of the Company, (ii) are in all material respects complete and correct, and do not contain or reflect any material inaccuracies or discrepancies and
(iii) have been maintained in accordance with good business and accounting practices.

SECTION 3.09. NO UNDISCLOSED LIABILITIES. There are no Liabilities of the Company or any Subsidiary, other than Liabilities (i) reflected or reserved against on the Reference Balance Sheet or (ii) incurred in the ordinary course since the Reference Balance Sheet Date and that would not, in the aggregate, have a Material Adverse Effect. Reserves are reflected on the Reference Balance Sheet against all Liabilities of the Company and the Subsidiaries in amounts that have been established on a basis consistent with the past practices of the Company and the Subsidiaries and in accordance with U.S. GAAP.

SECTION 3.10. RECEIVABLES. Except to the extent, if any, reserved for on the Reference Balance Sheet, all Receivables reflected on the Reference Balance Sheet arose from, and the Receivables existing on the Closing Date will have arisen from, the sale of Inventory or services to Persons not affiliated with the Sellers, the Company or any Subsidiary and in the ordinary course of the Business consistent with past practice and, except as reserved against on the Reference Balance Sheet, constitute or will constitute, as the case may be, only valid, undisputed claims of the Company or a Subsidiary not subject to valid claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of the Business consistent with past practice. All Receivables reflected on the Reference Balance Sheet or arising from the date thereof until the Closing (subject to the reserve for bad debts, if any, reflected on the Reference Balance Sheet) are or will be good and have been collected or are or will be collectible, without resort to litigation or extraordinary collection activity, within 90 days of the Closing Date.

SECTION 3.11. INVENTORIES. (a) Subject to amounts reserved therefor on the Reference Balance Sheet, the values at which all Inventories are carried on the Reference Balance Sheet reflect the historical inventory valuation policy of the Company and the Subsidiaries of stating such Inventories at the lower of cost or market value and all Inventories are valued such that the Company and the Subsidiaries will earn their customary gross margins thereon. Except as set forth in Section 3.11 of the Disclosure Schedule, the Company or a Subsidiary, as the case may be, has good and marketable title to the Inventories free and clear of all Encumbrances. The Inventories do not consist of, in any material amount, items that are obsolete, damaged or slow-moving. The Inventories do not consist of any items held on consignment. Neither the Company nor any Subsidiary is under any obligation or liability with respect to accepting returns of items of Inventory or merchandise in the possession of their customers other than in the ordinary course of business consistent with past practice. No clearance or extraordinary sale of the Inventories has been conducted since the Reference Balance Sheet Date. Neither the Company nor any Subsidiary has acquired or committed to acquire or manufacture Inventory for sale which is not of a quality and quantity usable in the ordinary course of the Business within a reasonable period of time and consistent with past practice, nor has the Company or any Subsidiary changed the price of any Inventory except for (i) price reductions to reflect any reduction in the cost thereof to the Company or such Subsidiary, (ii) reductions and increases responsive to normal competitive conditions and consistent with the Company's or such Subsidiary's past sales practices, (iii) increases to reflect any increase in the cost thereof to the Company or such Subsidiary and (iv) increases and reductions made with the written consent of the Purchaser. Section 3.11 of the Disclosure Schedule is a complete list of the addresses of all warehouses and other facilities in which the Inventories are located.

(b) The Inventories are in good and merchantable condition in all material respects, are suitable and usable for the purposes for which they are intended and are in a condition such that they can be sold in the ordinary course of the Business consistent with past practice.

SECTION 3.12. CONDUCT IN THE ORDINARY COURSE; ABSENCE OF CERTAIN CHANGES, EVENTS AND CONDITIONS. Since the Reference Balance Sheet Date, the business of the Company and the Subsidiaries has been conducted in the ordinary course, consistent with past practice, and, since January 1, 1999 the Company has continued actively to manage, promote and grow the Business. As amplification and not limitation of the foregoing, except as would not have a Material Adverse Effect and except as set forth in Section
3.12 of the Disclosure Schedule, since the Reference Balance Sheet Date, neither the Company nor any Subsidiary has:

(i) permitted or allowed any of the assets or properties (whether tangible or intangible) of the Company or any Subsidiary to be subjected to any Encumbrance, other than Permitted Encumbrances and Encumbrances that will be released at or prior to the Closing;

(ii) except in the ordinary course of business consistent with past practice, discharged or otherwise obtained the release of any Encumbrance or paid or otherwise discharged any Liability, other than current liabilities reflected on the Reference Balance Sheet and current liabilities incurred in the ordinary course of business consistent with past practice since the Reference Balance Sheet Date;

(iii) made any loan to, guaranteed any Indebtedness of or otherwise incurred any Indebtedness on behalf of any Person;

(iv) failed to pay any creditor any amount owed to such creditor when due;

(v) redeemed any of the capital stock or declared, made or paid any dividends or distributions (whether in cash, securities or other property) to the holders of capital stock of the Company or any Subsidiary or otherwise, other than dividends, distributions and redemptions declared, made or paid by any Subsidiary solely to the Company;

(vi) made any material changes in the customary methods of operations of the Company or any Subsidiary, including, without limitation, practices and policies relating to manufacturing, purchasing, Inventories, marketing, selling and pricing;

(vii) merged with, entered into a consolidation with or acquired an interest of 5% or more in any Person or acquired a substantial portion of the assets or business of any Person or any division or line of business thereof, or otherwise acquired any material assets other than in the ordinary course of business consistent with past practice;

(viii) made any capital expenditure or commitment for any capital expenditure in excess of $100,000 individually or $1 million in the aggregate;

(ix) issued any sales orders or otherwise agreed to make any purchases involving exchanges in value in excess of $100,000 individually or $1 million in the aggregate;

(x) sold, transferred, leased, subleased, licensed or otherwise disposed of any properties or assets, real, personal or mixed (including, without limitation, leasehold interests and intangible assets), other than the sale of Inventories in the ordinary course of business consistent with past practice;

(xi) issued or sold any capital stock, notes, bonds or other securities, or any option, warrant or other right to acquire the same, of, or any other interest in, the Company or any Subsidiary;

(xii) entered into any agreement, arrangement or transaction with any of its directors, officers, employees or shareholders (or with any relative, beneficiary, spouse or Affiliate of such Person);

(xiii) (A) granted any increase, or announced any increase, in the wages, salaries, compensation, bonuses, incentives, pension or other benefits payable by the Company or any Subsidiary to any of its employees, including, without limitation, any increase or change pursuant to any Plan or (B) established or increased or promised to increase any benefits under any Plan, in either case except as required by Law or any collective bargaining agreement and except for ordinary increases consistent with the past practices of the Company or such Subsidiary;

(xiv) written down or written up (or failed to write down or write up in accordance with U.S. GAAP consistent with past practice) the value of any Inventories or receivables or revalued any assets of the Company or any Subsidiary other than in the ordinary course of business consistent with past practice (except for the change in accounting for Inventories in the Financial Statement (as disclosed therein) for the fiscal year ended December 31, 1998) and in accordance with U.S. GAAP;

(xv) amended, terminated, cancelled or compromised any material claims of the Company or any Subsidiary or waived any other rights of substantial value to the Company or any Subsidiary;

(xvi) made any change in any method of accounting or accounting practice or policy used by the Company or any Subsidiary, other than such changes required by U.S. GAAP and disclosed in Section 3.12 of the Disclosure Schedule;

(xvii) failed to maintain the Assets in accordance with good business practice and in good operating condition and repair;

(xviii) allowed any Permit or Environmental Permit that was issued or relates to the Company or any Subsidiary or otherwise relates to any Asset to lapse or terminate or failed to renew any such Permit or Environmental Permit or any insurance policy that is scheduled to terminate or expire within 45 calendar days of the Closing Date;

(xix) amended, modified or consented to the termination of any Material Contract or the Company's or any Subsidiary's rights thereunder;

(xx) amended or restated the Certificate of Incorporation or the By-laws (or other organizational documents) of the Company or any Subsidiary;

(xxi) terminated, discontinued, closed or disposed of any plant, facility or other business operation, or laid off any employees (other than layoffs of less than 50 employees in any six-month period in the ordinary course of business consistent with past practice) or implemented any early retirement, separation or program providing early retirement window benefits within the meaning of Section 1.401(a)-4 of the Regulations or announced or planned any such action or program for the future;

(xxii)  made  any  commitments  to  make   any   political   or  charitable
contribution in excess of $5,000;

(xxiii) disclosed any secret or confidential Intellectual Property (except by way of issuance of a patent) or permitted to lapse or go abandoned any Intellectual Property (or any registration or grant thereof or any application relating thereto) to which, or under which, the Company or any Subsidiary has any right, title, interest or license;

(xxiv) made any express or deemed election or settled or compromised any liability, with respect to Taxes of the Company or any Subsidiary;

(xxv) suffered any casualty loss or damage with respect to any of the Assets which in the aggregate have a replacement cost of more than $100,000, whether or not such loss or damage shall have been covered by insurance;

(xxvi) suffered any Material Adverse Effect; or

(xxvii) agreed, whether in writing or otherwise, to take any of the actions specified in this Section 3.12 or granted any options to purchase, rights of first refusal, rights of first offer or any other similar rights or commitments with respect to any of the actions specified in this
Section 3.12, except as expressly contemplated by this Agreement.

SECTION 3.13. LITIGATION. Except as set forth in Section 3.13 of the Disclosure Schedule (which, with respect to each Action disclosed therein, sets forth: the parties, nature of the proceeding, date and method commenced, amount of damages or other relief sought and, if applicable, paid or granted), there are no Actions by or against the Company or any Subsidiary (or by or against the Sellers or any Affiliate thereof and relating to the Business, the Company or any Subsidiary), or affecting any of the Assets, pending before any Governmental Authority (or, to the best knowledge of the Sellers after due inquiry, threatened to be brought by or before any Governmental Authority). None of the matters disclosed in
Section 3.13 of the Disclosure Schedule has had or is reasonably likely to have a Material Adverse Effect or could affect the legality, validity or enforceability of this Agreement or the consummation of the transactions contemplated hereby. Except as set forth in Section 3.13 of the Disclosure Schedule, none of the Company, the Subsidiaries nor any of the Assets nor any of the Sellers is subject to any Governmental Order (nor, to the best knowledge of the Sellers after due inquiry, are there any such Governmental Orders threatened to be imposed by any Governmental Authority) which has had or is reasonably likely to have a Material Adverse Effect.

SECTION   3.14.    CERTAIN  INTERESTS.   (a)   Except   as   disclosed   in
Section 3.14(a) of the Disclosure Schedule, no officer or director of the Company or any Subsidiary and no relative or spouse (or relative of such spouse) who resides with, or is a dependent of, any such officer or director:

(i) has any direct or indirect financial interest in any competitor, supplier or customer of the Company or any Subsidiary, PROVIDED, HOWEVER, that the ownership of securities representing no more than one percent of the outstanding voting power of any competitor, supplier or customer, and which are listed on any national securities exchange or traded actively in the national over-the-counter market, shall not be deemed to be a "financial interest" so long as the Person owning such securities has no other connection or relationship with such competitor, supplier or customer;

(ii) owns, directly or indirectly, in whole or in part, or has any other interest in any tangible or intangible property which the Company or any Subsidiary uses or has used in the conduct of the Business or otherwise; or

(iii) has outstanding any Indebtedness to the Company or any Subsidiary.

(b) Except as disclosed in Section 3.14(b) of the Disclosure Schedule, no officer or director of the Company or any Subsidiary and no relative or spouse (or relative of such spouse) who resides with, or is a dependent of, any such officer or director has outstanding any Indebtedness to any Seller.

(c) Except as disclosed in Section 3.14(c) of the Disclosure Schedule, neither the Company nor any Subsidiary has any Liability or any other obligation of any nature whatsoever to any officer, except for compensation under a plan disclosed pursuant to Section 3.23, director or shareholder of the Company or any Subsidiary or to any relative or spouse (or relative of such spouse) who resides with, or is a dependent of, any such officer, director or shareholder.

SECTION  3.15.   COMPLIANCE  WITH  LAWS.   (a)   Except  as  set  forth  in
Section 3.15(a) of the Disclosure Schedule, the Company and the Subsidiaries have each conducted and continue to conduct the Business in all material respects in accordance with all Laws and Governmental Orders applicable to the Company or any Subsidiary or any of the Assets or the Business, and neither the Company nor any Subsidiary is in material violation of any such Law or Governmental Order.

(b) Section 3.15(b) of the Disclosure Schedule sets forth a brief description of each Governmental Order applicable to the Company or any Subsidiary or any of the Assets or the Business, and no such Governmental Order has had or is reasonably likely to have a Material Adverse Effect.

SECTION 3.16. ENVIRONMENTAL MATTERS. (a) Except as disclosed in Section of the Disclosure Schedule:

(i) The Company is in compliance with, and for the past three years has been in compliance with, all applicable Environmental Laws and all Environmental Permits. All past non-compliance with Environmental Laws or Environmental Permits has been resolved without any pending, on-going or future obligation, cost or liability, and there is no requirement proposed for adoption or implementation under any Environmental Law or Environmental Permit that is reasonably expected to have a Material Adverse Effect.

(ii) There are no underground or aboveground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any of the Real Property or on any property formerly owned, leased, used or occupied by the Company.

(iii) The Company has not, and to its knowledge no other Person has, Released Hazardous Materials on any of the Real Property or on any property formerly owned, leased, used or occupied by the Company.

(iv) The Company is not conducting, and has not undertaken or completed, any Remedial Action relating to any Release or threatened Release at the Real Property or at any other site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law or Environmental Permit.

(v) There is no asbestos or asbestos-containing material on any of the Real Property.

(vi) None of the Real Property is listed or proposed for listing, or adjoins any other property that is listed or proposed for listing, on the National Priorities List or the CERCLIS under CERCLA or any analogous federal, state or local list.

(vii) There are no Environmental Claims pending or threatened against The Company, the Business or the Real Property, and to its knowledge there are no circumstances that can reasonably be expected to form the basis of any such Environmental Claim, including without limitation with respect to any off-site disposal location presently or formerly used by the Company or any of its predecessors or with respect to any previously owned or operated facilities.

(viii) The Company can maintain present production levels in compliance with applicable Environmental Laws without a material increase in capital or operating expenditures and without modifying any Environmental Permits or obtaining any additional Environmental Permits.

(ix) There are no wetlands or any areas subject to any legal requirement or restriction in any way related to wetlands (including, without limitation, requirements or restrictions related to buffer or transition areas or open waters) at or affecting the Real Property.

(b) The Sellers have provided the Purchaser with copies of (i) any environmental assessment or audit reports or other similar studies or analyses relating to the Business, the Real Property or the Company, and
(ii) all insurance policies issued at any time that may provide coverage to the Company or the Business for environmental matters.

(c) Except as disclosed in Section 3.16 of the Disclosure Schedule, neither the execution of this Agreement nor the consummation of the transactions contemplated herein will require any Remedial Action or notice to or consent of Governmental Authorities or third parties pursuant to any applicable Environmental Law or Environmental Permit, including, without limitation, the New Jersey Industrial Site Recovery Act.

SECTION 3.17. MATERIAL CONTRACTS. (a) Section 3.17(a) of the Disclosure Schedule lists each of the following contracts and agreements of the Company and the Subsidiaries (such contracts and agreements, together with all contracts, agreements, leases and subleases concerning any Real Property listed or otherwise disclosed in Section 3.19(a) or 3.19(b) of the Disclosure Schedule to which the Company or any Subsidiary is a party and all agreements relating to Intellectual Property, being "MATERIAL CONTRACTS"):

(i) each contract and agreement for the purchase of Inventory, spare parts, other materials or personal property with any supplier or for the furnishing of services to the Company or any Subsidiary under the terms of which the Company or any Subsidiary (A) is likely to pay or otherwise give consideration of more than $100,000 in the aggregate during the calendar year ending December 31, 1999, (B) is likely to pay or otherwise give consideration of more than $100,000 in the aggregate over the remaining term of such contract or (C) cannot be canceled by the Company or such Subsidiary without penalty or further payment of more than $50,000;

(ii) the Distributor Agreement Renewal dated March 15, 1999 between Smurfit-Stone Container Corporation ("STONE") and the Company;

(iii) all broker, distributor, dealer, manufacturer's representative, franchise, agency, sales promotion, market research, marketing consulting and advertising contracts and agreements to which the Company or any Subsidiary is a party under the terms of which the Company or such Subsidiary (A) is likely to pay or otherwise give consideration of more than $100,000 in the aggregate during the calendar year ending December 31, 1999, (B) is likely to pay or otherwise give consideration of more than $100,000 in the aggregate over the remaining term of such contract or (C) cannot be canceled by the Company or such Subsidiary without penalty or further payment of more than $50,000;

(iv) all management contracts and contracts with independent contractors or consultants (or similar arrangements) to which the Company or any
Subsidiary is a  party  under  the  terms  of  which  the  Company  or  any
Subsidiary: (A) is likely to pay or otherwise give consideration of more than $10,000 in the aggregate during the calendar year ending December 31, 1999, (B) is likely to pay or otherwise give consideration of more than $10,000 in the aggregate over the remaining term of such contract or (C) cannot be canceled by the Company or such Subsidiary without penalty or further payment of more than $10,000;

(v) all contracts and agreements relating to Indebtedness of the Company or any Subsidiary for borrowed money and any other Indebtedness of the Company or any Subsidiary in excess of $10,000;

(vi) all contracts and agreements with any Governmental Authority to which the Company or any Subsidiary is a party under the terms of which the Company or any Subsidiary (A) is likely to pay or otherwise give or receive consideration of more than $10,000 over the remaining term of such contract or agreement or (B) has a term in excess of one year;

(vii) all contracts and agreements that limit or purport to limit the ability of the Company or any Subsidiary to compete in any line of business or with any Person or in any geographic area or during any period of time; and

(vii) all other contracts and agreements whether or not made in the ordinary course of business, which are material to the Company, any Subsidiary or the conduct of the Business or the absence of which would have a Material Adverse Effect.

For purposes of this Section 3.17 and Section 3.19, the term "LEASE" shall include any and all leases, subleases, sale/leaseback agreements or similar arrangements.

(b) Except as disclosed in Section 3.17(b) of the Disclosure Schedule, each Material Contract: (i) is valid and binding on the Company or the Subsidiary party thereto and, to the knowledge of the Sellers, the respective  other  parties  thereto  and  is  in full force and effect  and
(ii) upon consummation of the transactions contemplated by this Agreement, except to the extent that any consents set forth in Section 3.07 of the Disclosure Schedule are not obtained, shall continue in full force and effect without penalty or other adverse consequence. None of the Company or any Subsidiary is in breach of, or default under, any Material Contract, except as set forth in Section 3.17(b) of the Disclosure Schedule. Except as disclosed in Section 3.17(b) of the Disclosure Schedule, to the best knowledge of the Sellers, no other party to any Material Contract is in breach thereof or default thereunder.

(c) Except as disclosed in Section 3.17(c) of the Disclosure Schedule, there is no contract, agreement or other arrangement granting any Person any preferential right to purchase, other than in the ordinary course of business consistent with past practice, any of the properties or assets of the Company or any Subsidiary.

SECTION 3.18. INTELLECTUAL PROPERTY. (a) Section 3.18 of the Disclosure Schedule sets forth a true and complete list of all (i) patents and patent applications, registered trademarks and trademark applications, registered copyrights and copyright applications, Software and other Intellectual Property, in each case owned by the Company and material to the business of the Company, and (ii) Licensed Intellectual Property.

(b) The operation of the business of the Company, and the use of the Owned Intellectual Property and Licensed Intellectual Property in connection therewith, do not conflict with or infringe the Intellectual Property rights of any third party, and no claim is pending or threatened asserting that the operation of such business, or such use of the Owned Intellectual Property or Licensed Intellectual Property, does or may conflict with or infringe the Intellectual Property rights of any third party.

(c) The Company is the exclusive owner of the entire and unencumbered right, title and interest in and to the Owned Intellectual Property, and is entitled to use the Owned Intellectual Property and Licensed Intellectual Property in the ordinary course of the business of the Company as presently conducted.

(d) The Owned Intellectual Property and the Licensed Intellectual Property include all of the Intellectual Property used in the ordinary day-to-day conduct of the business of the Company, and there are no other items of Intellectual Property that are material to such ordinary day-to-day conduct of such business. The Owned Intellectual Property and, to the knowledge of the Company, any Intellectual Property licensed to the Company under the Licensed Intellectual Property, is subsisting, valid and enforceable, and has not been adjudged invalid or unenforceable in whole or part.

(e) No legal proceedings have been asserted, are pending, or threatened against the Company (i) based upon or challenging or seeking to deny or restrict the use by the Company of any of the Owned Intellectual Property or Licensed Intellectual Property, (ii) alleging that any services provided by, processes used by, or products manufactured or sold by the Company infringe or misappropriate any Intellectual Property right of any third party, or (iii) alleging that the Licensed Intellectual Property infringes any Intellectual Property right of any third party or is being licensed or sublicensed in conflict with the terms of any license or other agreement.

(f) To the knowledge of the Company, no person is engaging in any activity that infringes the Owned Intellectual Property or Licensed Intellectual Property. Except as set forth in Section 3.18 of the Disclosure Schedule, the Company has not granted any license or other right to any third party with respect to the Owned Intellectual Property or Licensed Intellectual Property. The consummation of the transactions contemplated by this Agreement will not result in the termination or impairment of any of the Owned Intellectual Property.

(g) The Company has delivered or made available to Purchaser correct and complete copies of all the licenses of the Licensed Intellectual Property. With respect to each such license:

(i) such license is valid and binding and in full force and effect and represents the entire agreement between the respective licensor and licensee with respect to the subject matter of such license;

(ii) such license will not cease to be valid and binding and in full force and effect on terms identical to those currently in effect as a result of the consummation of the transactions contemplated by this Agreement, nor will the consummation of the transactions contemplated by this Agreement constitute a breach or default under such license or otherwise give the licensor a right to terminate such license;

(iii) the Company has not (A) received any notice of termination or cancellation under such license, (B) received any notice of breach or default under such license, which breach has not been cured, and
(C) granted to any other third party any rights, adverse or otherwise, under such license that would constitute a breach of such license; and

(iv) to the Company's knowledge, neither the Company nor any other party to such license is in breach or default thereof in any material respect, and no event has occurred that, with notice or lapse of time, would constitute such a breach or default or permit termination, modification or acceleration under such license.

(h) The Software is free of all viruses, worms, trojan horses and other material known contaminants, and does not contain any bugs, errors, or problems of a material nature that disrupt its operation or have an adverse impact on the operation of other software programs or operating systems.

(i) The Company has the right to use all software development tools, library functions, compilers, and other third party software that is material to the business of the Company, or that is required to operate or modify the Software.

(j) The Company has taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of its trade secrets and other confidential Intellectual Property. To the knowledge of the Company
(i) there has been no misappropriation of any material trade secrets or other material confidential Intellectual Property of the Company by any person, and (ii) no employee, independent contractor or agent of the Company has misappropriated any trade secrets of any other person in the course of such performance as an employee, independent contractor or agent; and (iii) no employee, independent contractor or agent of the Company is in default or breach of any term of any employment agreement, non-disclosure agreement, assignment of invention agreement or similar agreement or contract relating in any way to the protection, ownership, development, use or transfer of Intellectual Property.

SECTION 3.19. REAL PROPERTY. (a) Section 3.19(a) of the Disclosure Schedule lists: (i) the street address of each parcel of Owned Real Property, (ii) the date on which each parcel of Owned Real Property was acquired, (iii) the current owner of each such parcel of Owned Real Property, (iv) information relating to the recordation of the deed pursuant to which each such parcel of Owned Real Property was acquired and (v) the current use of each such parcel of Owned Real Property.

(b) Section 3.19(b) of the Disclosure Schedule lists: (i) the street address of each parcel of Leased Real Property, (ii) the identity of the lessor, lessee and current occupant (if different from lessee) of each such parcel of Leased Real Property, (iii) the term (referencing applicable renewal periods) and rental payment terms of the leases (and any subleases) pertaining to each such parcel of Leased Real Property and (iv) the current use of each such parcel of Leased Real Property.

(c) Except as described in Section 3.19(c) or 3.15(c) of the Disclosure Schedule, there is no material violation of any Law (including, without limitation, any building, planning or zoning law) relating to any of the Real Property. The Sellers have made available to the Purchaser true and complete copies of each deed for each parcel of Owned Real Property and, to the extent available, for each parcel of Leased Real Property and all the title insurance policies, title reports, surveys, certificates of occupancy, environmental reports and audits, appraisals, Permits, other title documents and other documents relating to or otherwise affecting the Real Property, the operations of the Company or any Subsidiary thereon or any other uses thereof. Either the Company or a Subsidiary, as the case may be, is in peaceful and undisturbed possession of each parcel of Real Property and there are no contractual or legal restrictions that preclude or restrict the ability to use the premises for the purposes for which they are currently being used. All existing water, sewer, steam, gas, electricity, telephone and other utilities required for the construction, use, occupancy, operation and maintenance of the Real Property are adequate for the conduct of the business of the Company and the Subsidiaries as it has been and currently is conducted. There are no material latent defects or material adverse physical conditions affecting the Real Property or any of the facilities, buildings, structures, erections, improvements, fixtures, fixed assets and personalty of a permanent nature annexed, affixed or attached to, located on or forming part of the Real Property. Except as set forth in Section 3.19(c) of the Disclosure Schedule, neither the Company nor any Subsidiary has leased or subleased any parcel or any portion of any parcel of Real Property to any other Person, nor has the Company or any Subsidiary assigned its interest under any lease or sublease listed in Section 3.19(b) of the Disclosure Schedule to any third party.

(d) The Sellers have, or have caused to be, delivered to the Purchaser true and complete copies of all leases and subleases listed in
Section 3.19(b) of the Disclosure Schedule and any and all ancillary documents pertaining thereto (including, but not limited to, all amendments, consents for alterations and documents recording variations and evidence of commencement dates and expiration dates). With respect to each of such leases and subleases:

(i) such lease or sublease, together with all ancillary documents delivered pursuant to the first sentence of this Section 3.19(d), is legal, valid, binding, enforceable and in full force and effect and represents the entire agreement between the respective landlord and tenant with respect to such property;

(ii) except as otherwise set forth in Section 3.19(b) of the Disclosure Schedule, such lease or sublease will not cease to be legal, valid, binding, enforceable and in full force and effect on terms identical to those currently in effect as a result of the consummation of the transactions contemplated by this Agreement, nor will the consummation of the transactions contemplated by this Agreement constitute a breach or default under such lease or sublease or otherwise give the landlord a right to terminate such lease or sublease;

(iii) except as otherwise disclosed in Section 3.19(b) of the Disclosure Schedule, with respect to each such lease or sublease: (A) neither the Company nor any Subsidiary has received any notice of cancellation or termination under such lease or sublease and no lessor has any right of termination or cancellation under such lease or sublease except upon a breach or default by the Company or any Subsidiary thereunder, (B) neither the Company nor any Subsidiary has received any notice of a breach or default under such lease or sublease, which breach or default has not been cured, and (C) neither the Company nor any Subsidiary has granted to any other Person any rights, adverse or otherwise, under such lease or sublease; and

(iv) none of the Company, any Subsidiary nor (to the best knowledge of the Sellers) any other party to such lease or sublease, is in breach or default in any material respect, and, to the best knowledge of the Sellers, no event has occurred that, with notice or lapse of time would constitute such a breach or default or permit termination, modification or acceleration under such lease or sublease.

(e) There are no condemnation proceedings or eminent domain proceedings of any kind pending or, to the best knowledge of the Sellers, threatened against the Real Property.

(f) All the Real Property is occupied under a valid and current certificate of occupancy or similar permit, the transactions contemplated by this Agreement will not require the issuance of any new or amended certificate of occupancy and, to the best knowledge of the Sellers, there are no facts that would prevent the Real Property from being occupied by the Company or any Subsidiary, as the case may be, after the Closing in the same manner as occupied by the Company or such Subsidiary immediately prior to the Closing.

(g) All improvements on the Real Property constructed by or on behalf of the Company or any Subsidiary or, to the best knowledge of the Sellers, constructed by or on behalf of any other Person were constructed in compliance with all applicable Laws (including, but not limited to, any building, planning or zoning Laws) affecting such Real Property.

(h) No improvements on the Real Property and none of the current uses and conditions thereof violate any applicable deed restrictions or other applicable covenants, restrictions, agreements, existing site plan approvals, zoning or subdivision regulations or urban redevelopment plans as modified by any duly issued variances, and no permits, licenses or certificates pertaining to the ownership or operation of all improvements on the Real Property, other than those which are transferable with the Real Property, are required by any Governmental Authority having jurisdiction over the Real Property.

(i) All improvements on any Real Property are wholly within the lot limits of such Real Property and do not encroach on any adjoining premises, and there are no encroachments on any Real Property by any improvements located on any adjoining premises.

(j) The rental set forth in each lease or sublease of the Leased Real Property is the actual rental being paid, and there are no separate agreements or understandings with respect to the same.

(k) Either the Company or a Subsidiary, as the case may be, has the full right to exercise any renewal options contained in the leases and subleases pertaining to the Leased Real Property on the terms and conditions contained therein and upon due exercise would be entitled to enjoy the use of each Leased Real Property for the full term of such renewal options.

SECTION 3.20. ASSETS. (a) Either the Company or a Subsidiary, as the case may be, owns, leases or has the legal right to use all the properties and assets, including, without limitation, the Owned Intellectual Property, the Licensed Intellectual Property and the Real Property, used or intended to be used in the conduct of the Business or otherwise owned, leased or used by the Company or any Subsidiary and, with respect to contract rights, is a party to and enjoys the right to the benefits of all contracts, agreements and other arrangements used or intended to be used by the Company or any Subsidiary or in or relating to the conduct of the Business (all such properties, assets and contract rights being the "ASSETS"). Either the Company or a Subsidiary, as the case may be, has good and marketable title to, or, in the case of leased or subleased Assets, valid and subsisting leasehold interests in, all the Assets, free and clear of all Encumbrances, except Permitted Encumbrances.

(b) The Assets constitute all the properties, assets and rights forming a part of, used, held or intended to be used in, and all such properties, assets and rights as are necessary in the conduct of, the Business. At all times since the Reference Balance Sheet Date, the Company has caused the Assets to be maintained in accordance with good business practice, and all the Assets are in good operating condition and repair in all material respects and are suitable for the purposes for which they are used and intended.

(c) Following the consummation of the transactions contemplated by this Agreement, either the Company or a Subsidiary, as the case may be, will continue to own, pursuant to good and marketable title, or lease, under valid and subsisting leases, or otherwise retain its respective interest in the Assets without incurring any penalty or other adverse consequence, including, without limitation, any increase in rentals, royalties, or licenses or other fees imposed as a result of, or arising from, the consummation of the transactions contemplated by this Agreement. Immediately following the Closing, either the Company or a Subsidiary, as the case may be, shall own and possess all documents, books, records, agreements and financial data of any sort used by the Company or such Subsidiary in the conduct of the Business or otherwise.

SECTION 3.21. CUSTOMERS. Stone ordered substantially all goods and merchandise manufactured by the Company and the Subsidiaries during the twelve-month period ended March 31, 1999. None of the Company nor any Subsidiary has received any notice or has any reason to believe that Stone has ceased, or will cease, to order the products, equipment, goods or services of the Company or any Subsidiary, or has substantially reduced, or will substantially reduce, its orders of such products, equipment, goods or services at any time.

SECTION 3.22. SUPPLIERS. Listed in Section 3.22 of the Disclosure Schedule are the names and addresses of all the suppliers from which the Company and the Subsidiaries ordered raw materials, supplies, merchandise and other goods for the Company and the Subsidiaries in an amount greater than or equal to $100,000 in the 12 months ended March 31, 1999, and the amount for which each such supplier invoiced the Company and the Subsidiaries during such period. Except as disclosed in Section 3.24 of the Disclosure Schedule, none of the Company nor any Subsidiary has received any notice or has any reason to believe that any such supplier will not sell raw materials, supplies, merchandise and other goods to the Company or any Subsidiary at any time after the Closing Date on terms and conditions substantially similar to those used in its current sales to the Company and the Subsidiaries, subject only to general and customary price increases.

SECTION 3.23. EMPLOYEE BENEFIT MATTERS. (a) PLANS AND MATERIAL DOCUMENTS. Section 3.23(a) of the Disclosure Schedule lists (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, severance or other contracts or agreements, whether legally enforceable or not, to which the Company or any Subsidiary is a party, with respect to which the Company or any Subsidiary has any obligation or which are maintained, contributed to or sponsored by the Company or any Subsidiary for the benefit of any current or former employee, officer or director of the Company or any Subsidiary, (ii) each employee benefit plan for which the Company or any Subsidiary could incur liability under Section 4069 of ERISA in the event such plan has been or were to be terminated, (iii) any plan in respect of which the Company or any Subsidiary could incur liability under Section 4212(c) of ERISA and
(iv) any contracts, arrangements or understandings between the Sellers and any employee of the Company or of any Subsidiary, including, without limitation, any contracts, arrangements or understandings relating to the sale of the Company (collectively, the "PLANS"). Each Plan is in writing and the Sellers have furnished the Purchaser with a complete and accurate copy of each Plan and all other material documents relating to legal compliance or the material terms or funding of such Plans. Neither the Company nor any Subsidiary has any express or implied commitment, whether legally enforceable or not, (i) to create, incur liability with respect to or cause to exist any other employee benefit plan, program or arrangement,
(ii) to enter into any contract or agreement to provide compensation or benefits to any individual or (iii) to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by ERISA or the Code.

(b) ABSENCE OF CERTAIN TYPES OF PLANS. None of the Plans is a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) (a "MULTIEMPLOYER PLAN") or a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which the Company or any Subsidiary could incur liability under Section 4063 or 4064 of ERISA (a "MULTIPLE EMPLOYER PLAN"). None of the Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director of the Company or any Subsidiary. Each of the Plans is subject only to the laws of the United States or a political subdivision thereof.

(c) COMPLIANCE WITH APPLICABLE LAW. Each Plan is now and always has been operated in all respects in accordance with the requirements of all applicable Law, including, without limitation, ERISA and the Code, and all persons who participate in the operation of such Plans and all Plan "fiduciaries" (within the meaning of Section 3(21) of ERISA) have always acted in accordance with the provisions of all applicable Law, including, without limitation, ERISA and the Code. The Company and each Subsidiary has performed all obligations required to be performed by it under, is not in any respect in default under or in violation of, and has no knowledge of any default or violation by any party to, any Plan. No legal action, suit or claim is pending or threatened with respect to any Plan (other than claims for benefits in the ordinary course) and no fact or event exists that could give rise to any such action, suit or claim.

(d) QUALIFICATION OF CERTAIN PLANS. Each Plan which is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has received a favorable determination letter from the IRS that it is so qualified and each trust established in connection with any Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that it is so exempt, and no fact or event has occurred since the date of such determination letter from the IRS to adversely affect the qualified status of any such Plan or the exempt status of any such trust. Each trust maintained or contributed to by the Company or any Subsidiary which is intended to be qualified as a voluntary employees' beneficiary association and which is intended to be exempt from federal income taxation under
Section 501(c)(9) of the Code has received a favorable determination letter from the IRS that it is so qualified and so exempt, and no fact or event has occurred since the date of such determination by the IRS to adversely affect such qualified or exempt status.

(e) ABSENCE OF CERTAIN LIABILITIES AND EVENTS. There has been no prohibited transaction (within the meaning of Section 406 of ERISA or
Section 4975 of the Code) with respect to any Plan. Neither the Company nor any Subsidiary has incurred any liability for any penalty or tax arising under Section 4971, 4972, 4980, 4980B or 6652 of the Code or any liability under Section 502 of ERISA, and no fact or event exists which could give rise to any such liability. Neither the Company nor any Subsidiary has incurred any liability under, arising out of or by operation of Title IV of ERISA (other than liability for premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course), including, without limitation, any liability in connection with (i) the termination or reorganization of any employee benefit plan subject to Title IV of ERISA or
(ii) the withdrawal from any Multiemployer Plan or Multiple Employer Plan, and no fact or event exists which could give rise to any such liability. No complete or partial termination has occurred within the five years preceding the date hereof with respect to any Plan. No reportable event (within the meaning of Section 4043 of ERISA) has occurred or is expected to occur with respect to any Plan subject to Title IV of ERISA. No Plan had an accumulated funding deficiency (within the meaning of Section 302 of ERISA or Section 412 of the Code), whether or not waived, as of the most recently ended plan year of such Plan. None of the assets of the Company or any Subsidiary is the subject of any lien arising under Section 302(f) of ERISA or Section 412(n) of the Code; neither the Company nor any Subsidiary has been required to post any security under Section 307 of ERISA or Section 401(a)(29) of the Code; and no fact or event exists which could give rise to any such lien or requirement to post any such security.

(f) PLAN CONTRIBUTIONS AND FUNDING. All contributions, premiums or payments required to be made with respect to any Plan have been made on or before their due dates. All such contributions have been fully deducted for income tax purposes and no such deduction has been challenged or disallowed by any government entity and no fact or event exists which could give rise to any such challenge or disallowance. As of the Closing Date, no Plan which is subject to Title IV of ERISA will have an "unfunded benefit liability" (within the meaning of Section 4001(a)(18) of ERISA).

(g)  SEVERANCE PAYMENTS RESULTING FROM TRANSACTION.  Except as set forth in
Section 3.23(g) of the Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (A) entitle any current or former employee, officer or director of the Company or any Subsidiary to severance pay, unemployment compensation or any other payment, (B) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, officer or director or (C) constitute a "change in control" under any Plan or within the meaning of such term under Section 280G of the Code. No amounts payable under the Plans solely as a result of the consummation of the transactions contemplated by this Agreement will fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code or Section 162(m) of the Code.

(h)  AMERICANS   WITH  DISABILITIES  ACT.    Except   as   set   forth   in
Section 3.23(h) of the Disclosure Schedule, the Company and each Subsidiary are in compliance with the requirements of the Americans With Disabilities Act.

(i) WARN ACT. The Company and the Subsidiaries are in compliance with the requirements of the Workers Adjustment and Retraining Notification Act ("WARN") and have no liabilities pursuant to WARN.

SECTION 3.24. LABOR MATTERS. Except as set forth in Section 3.24 of the Disclosure Schedule, (a) neither the Company nor any Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any Subsidiary and currently there are no organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit which could affect the Company or any Subsidiary; (b) there are no controversies, strikes, slowdowns or work stoppages pending or, to the best knowledge of the Sellers after due inquiry, threatened between the Company or any Subsidiary and any of their respective employees, and neither the Company nor any Subsidiary has experienced any such controversy, strike, slowdown or work stoppage within the past three years; (c) neither the Company nor any Subsidiary has breached or otherwise failed to comply with the provisions of any collective bargaining or union contract and there are no grievances outstanding against the Company or any Subsidiary under any such agreement or contract which could have a Material Adverse Effect;
(d) there are no unfair labor practice complaints pending against the Company or any Subsidiary before the National Labor Relations Board or any other Governmental Authority or any current union representation questions involving employees of the Company or any Subsidiary which could have a Material Adverse Effect; (e) the Company and each Subsidiary is currently in compliance with all applicable Laws relating to the employment of labor, including those related to wages, hours, collective bargaining and the payment and withholding of taxes and other sums as required by the appropriate Governmental Authority and has withheld and paid to the appropriate Governmental Authority or is holding for payment not yet due to such Governmental Authority all amounts required to be withheld from employees of the Company or any Subsidiary and is not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing; (f) the Company and each Subsidiary has paid in full to all their respective employees or adequately accrued for in accordance with U.S. GAAP all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees; (g) there is no claim with respect to payment of wages, salary or overtime pay that has been asserted or is now pending or threatened before any Governmental Authority with respect to any Persons currently or formerly employed by the Company or any Subsidiary; (h) neither the Company nor any Subsidiary is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices;
(i) there is no charge or proceeding with respect to a violation of any occupational safety or health standards that has been asserted or is now pending or threatened with respect to the Company or any Subsidiary; and
(j) there is no charge of discrimination in employment or employment practices, for any reason, including, without limitation, age, gender, race, religion or other legally protected category, which has been asserted or is now pending or threatened before the United States Equal Employment Opportunity Commission, or any other Governmental Authority in any jurisdiction in which the Company or any Subsidiary has employed or currently employs any Person.

SECTION 3.25. KEY EMPLOYEES. Section 3.25 of the Disclosure Schedule lists the name, place of employment, the current annual salary rates, bonuses, deferred or contingent compensation, pension, accrued vacation, "golden parachute" and other like benefits paid or payable (in cash or otherwise) in 1997 and 1998, the date of employment and a description of position and job function of each current middle and upper management salaried employee, officer, director, consultant or agent of the Company or any Subsidiary.

SECTION 3.26. TAXES. (a) (i) All returns and reports in respect of Taxes required to be filed with respect to the Company and each Subsidiary (including the consolidated federal income tax return of the Sellers and any state Tax return that includes the Company or any Subsidiary on a consolidated or combined basis) have been timely filed; (ii) all Taxes required to be shown on such returns and reports or otherwise due have been timely paid; (iii) all such returns and reports (insofar as they relate to the activities or income of the Company or any Subsidiary) are true, correct and complete in all material respects; (iv) no adjustment relating to such returns has been proposed formally or informally by any Tax authority (insofar as either relates to the activities or income of the Company or any Subsidiary or could result in liability of the Company or any Subsidiary on the basis of joint and/or several liability) and, to the best knowledge of the Sellers, the Company and the Subsidiaries, no basis exists for any such adjustment; (v) there are no pending or, to the best knowledge of the Sellers, the Company and the Subsidiaries, threatened actions or proceedings for the assessment or collection of Taxes against the Company or any Subsidiary; (vi) no consent under Section 341(f) of the Code has been filed with respect to the Company or any Subsidiary;
(vii) there are no Tax liens on any assets of the Company or any Subsidiary; (viii) neither the Sellers nor any Subsidiary or Affiliate of the Sellers is a party to any agreement or arrangement that would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code; (ix) no acceleration of the vesting schedule for any property that is substantially unvested within the meaning of the regulations under Section 83 of the Code will occur in connection with the transactions contemplated by this Agreement; (x) from and after December 31, 1995, each of the Company and Walpole has been and continues to be a member of the affiliated group (within the meaning of Section 1504(a)(1) of the Code) for which the Sellers files a consolidated return as the common parent, and has not been includible in any other consolidated return for any taxable period for which the statute of limitations has not expired; (xi) neither the Company nor any Subsidiary has been at any time a member of any partnership or joint venture or the holder of a beneficial interest in any trust for any period for which the statute of limitations for any Tax has not expired;
(xii) neither the Company nor any Subsidiary has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; and (xiii) neither the Company nor any Subsidiary is subject to any accumulated earnings tax penalty or personal holding company tax.

(b) Except as disclosed with reasonable specificity in Section 3.26 of the Disclosure Schedule: (i) there are no outstanding waivers or agreements extending the statute of limitations for any period with respect to any Tax to which the Company or any Subsidiary may be subject; (ii) neither the Company nor any Subsidiary (A) has or is projected to have an amount includible in its income for the current taxable year under Section 951 of the Code, (B) has been a passive foreign investment company within the meaning of Section 1296 of the Code, (C) has an unrecaptured overall foreign loss within the meaning of Section 904(f) of the Code or (D) has participated in or cooperated with an international boycott within the meaning of Section 999 of the Code; (iii) neither the Company nor any Subsidiary has any (A) income reportable for a period ending after the Closing Date but attributable to a transaction (E.G., an installment sale) occurring in or a change in accounting method made for a period ending on or prior to the Closing Date which resulted in a deferred reporting of income from such transaction or from such change in accounting method (other than a deferred intercompany transaction), or (B) deferred gain or loss arising out of any deferred intercompany transaction; (iv) there are no requests for information currently outstanding that could affect the Taxes of the Company or any Subsidiary; (v) there are no proposed reassessments of any property owned by the Company or any Subsidiary or other proposals that could increase the amount of any Tax to which the Company or any Subsidiary would be subject; (vi) neither the Company nor any Subsidiary is obligated under any agreement with respect to industrial development bonds or similar obligations, with respect to which the excludibility from gross income of the holder for federal income tax purposes could be affected by the transactions contemplated hereunder; and
(vii) no power of attorney that is currently in force has been granted with respect to any matter relating to Taxes that could affect the Company or a Subsidiary.

(c) (i) Section 3.26 of the Disclosure Schedule lists all income, franchise and similar tax Returns (federal, state, local and foreign) filed with respect to each of the Company and the Subsidiaries for taxable periods ended on or after December 31, 1995, indicates for which jurisdictions Returns have been filed on the basis of a unitary group, indicates the most recent income, franchise or similar tax Return for each relevant jurisdiction for which an audit has been completed or the statute of limitations has lapsed and indicates all tax Returns that currently are the subject of audit; (ii) the Sellers have delivered to the Purchaser correct and complete copies of all federal, state and foreign income, franchise and similar tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company or any Subsidiary since December 31, 1995 other than immaterial items; and (iii) the Sellers have delivered to the Purchaser a true and complete copy of any tax-sharing or allocation agreement or arrangement involving the Company or any Subsidiary and a true and complete description of any such unwritten or informal agreement or arrangement.

(d) For purposes of the Sellers' indemnification of the Purchaser pursuant to Section 6.01(a), the representations in Section 3.26(a) shall be deemed to have been made with no exception for items disclosed in Section 3.26 of the Disclosure Schedule or otherwise.

(e) On the Reference Balance Sheet, reserves and allowances have been provided, and on the Closing Balance Sheet reserves and allowances will be provided, in each case adequate to satisfy all Liabilities for Taxes relating to the Company and the Subsidiaries for periods through the Closing Date (without regard to the materiality thereof).

SECTION 3.27. INSURANCE. (a) All material assets, properties and risks of the Company and the Subsidiaries are covered by valid and currently effective insurance policies or binders of insurance (including, without limitation, general liability insurance, property insurance and workers' compensation insurance) issued in favor of the Company or a Subsidiary, as the case may be, in each case with responsible insurance companies, in such types and amounts and covering such risks as are consistent with customary practices and standards of companies engaged in businesses and operations similar to those of the Company. Section 3.27(a) of the Disclosure Schedule sets forth all policies or binders of fire, property, casualty, liability, workers' compensation, vehicular or other insurance, and all bond and surety arrangements, held by or on behalf of the Company or a Subsidiary, as the case may be, currently in effect (specifying the insurer, the policy number or covering note number with respect to binders, and describing each open claim thereunder, setting forth the aggregate amounts paid out under each such policy and specifying the deductibles and aggregate limits of liability thereunder). Each such insurance policy and binder is legal, valid, binding and enforceable in accordance with its terms and is in full force and effect. All such policies and binders are issued by insurers who are unaffiliated, directly or indirectly, with the Company. Neither the Company nor any Person holding any such policy or binder is in breach or default with respect to any provision contained in any such policy or binder, nor has the Company or any such policyholder failed to give any notice of any claim under any such policy or binder in due or timely fashion. Neither the Company nor any such policyholder has cancelled or failed to renew any such policy or binder, has knowledge of any material inaccuracy in any application for such policies or binders, or has failed to pay premiums when due or any similar state of facts that might form the basis for termination of any such insurance, or given notice of any such circumstance.

(b) Section 3.27(b) of the Disclosure Schedule sets forth all risks against which the Company or any Subsidiary is self-insured or which are covered under any risk retention program in which the Company or any Subsidiary participates, together with details for the last five years of the Company's and each Subsidiary's loss experience with respect to such risks.

SECTION 3.28.  ACCOUNTS; LOCKBOXES; SAFE DEPOSIT BOXES; POWERS OF ATTORNEY.
Section 3.28 of the  Disclosure  Schedule  is  a  true and complete list of
(a) the names of each bank, savings and loan association, securities or commodities broker or other financial institution in which the Company or any Subsidiary has an account, including cash contribution accounts, and the names of all persons authorized to draw thereon or have access thereto,
(b) the location of all lockboxes and safe deposit boxes of the Company and each Subsidiary and the names of all Persons authorized to draw thereon or have access thereto and (c) the names of all Persons, if any, holding powers of attorney from the Sellers relating to the Company, any Subsidiary or the Business, or from the Company or any Subsidiary. At the time of the Closing, without the prior written consent of the Purchaser, neither the Company nor any Subsidiary shall have any such account, lockbox or safe deposit box other than those listed in Section 3.28 of the Disclosure Schedule, nor shall any additional Person have been authorized, from the date of this Agreement, to draw thereon or have access thereto or to hold any such power of attorney relating to the Company, any Subsidiary or the Business or from the Company or any Subsidiary. Except as disclosed in
Section 3.28 of the Disclosure Schedule, none of the Sellers has commingled monies or accounts of the Company or any Subsidiary with other monies or accounts of any Sellers or relating to its other businesses nor has any Sellers transferred monies or accounts of the Company or any Subsidiary other than to an account of the Company or such Subsidiary. At the time of the Closing, all monies and accounts of the Company and each Subsidiary shall be held by, and be accessible only to, the Company or such Subsidiary.

SECTION 3.29. FULL DISCLOSURE. (a) The Sellers are not aware of any facts pertaining to the Company, any Subsidiary or the Business which could have a Material Adverse Effect and which have not been disclosed in this Agreement, the Disclosure Schedule or the Financial Statements or otherwise disclosed to the Purchaser by the Sellers in writing.

(b) No representation or warranty of the Sellers in this Agreement, nor any statement or certificate furnished or to be furnished to the Purchaser pursuant to this Agreement, or in connection with the transactions contemplated by this Agreement, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

SECTION 3.30. BROKERS. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Sellers.

SECTION 3.31. YEAR 2000 COMPLIANCE. The Company has undertaken an assessment of those Company Systems that could be adversely affected by a failure to be Year 2000 Compliant. Based on such inventory and assessment, all Company Systems are Year 2000 Compliant or will be Year 2000 Compliant as required to avoid having a Material Adverse Effect on the Company. The Company estimates that the total remaining cost of rendering the Company Systems Year 2000 Compliant is $42,000, calculated as disclosed on Section
3.31 of the Disclosure Schedule. For purposes hereof, "COMPANY SYSTEMS" shall mean all computer, hardware, software, Software, systems, and equipment (including embedded microcontrollers in non-computer equipment) embedded within or required to operate the current products of the Company, and/or material to or necessary for the Company to carry on its business as currently conducted. For purposes hereof, "YEAR 2000 COMPLIANT" means that the Company Systems provide uninterrupted millennium functionality in that the Company Systems will record, store, process and present calendar dates falling on or after January 1, 2000, in the same manner and with the same functionality as the Company Systems record, store, process, and present calendar dates falling on or before December 31, 1999.


ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

As an inducement to the Sellers to enter into this Agreement, the Purchaser hereby represents and warrants to the Sellers as follows:

SECTION 4.01. ORGANIZATION AND AUTHORITY OF THE PURCHASER. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of New York and has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Purchaser, the performance by the Purchaser of its obligations hereunder and the consummation by the Purchaser of the transactions contemplated hereby have been duly authorized by all requisite action on the part of the Purchaser. This Agreement has been duly executed and delivered by the Purchaser, and (assuming due authorization, execution and delivery by the Sellers) this Agreement constitutes a legal, valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms.

SECTION 4.02. NO CONFLICT. Assuming compliance with the notification requirements of the HSR Act and the making and obtaining of all filings, notifications, consents, approvals, authorizations and other actions referred to in Section 4.03, except as may result from any facts or circumstances relating solely to the Sellers, the execution, delivery and performance of this Agreement by the Purchaser do not and will not
(a) violate, conflict with or result in the breach of any provision of the Certificate of Incorporation or By-laws of the Purchaser, (b) conflict with or violate any Law or Governmental Order applicable to the Purchaser or
(c) conflict with, or result in any breach of, constitute a default (or event which with the giving of notice or lapse or time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation, or cancellation of, or result in the creation of any Encumbrance on any of the assets or properties of the Purchaser pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Purchaser is a party or by which any of such assets or properties are bound or affected which would have a material adverse effect on the ability of the Purchaser to consummate the transactions contemplated by this Agreement.

SECTION 4.03. GOVERNMENTAL CONSENTS AND APPROVALS. The execution, delivery and performance of this Agreement by the Purchaser do not and will not require any consent, approval, authorization or other order of, action by, filing with, or notification to, any Governmental Authority, except
(a) as described in a writing given to the Sellers by the Purchaser on the date of this Agreement and (b) the notification requirements of the HSR Act.

SECTION 4.04. LITIGATION. Except as disclosed in a writing given to the Sellers by the Purchaser on the date of this Agreement, no claim, action, proceeding or investigation is pending or, to the best knowledge of the Purchaser after due inquiry, threatened, which seeks to delay or prevent the consummation of, or which would be reasonably likely materially adversely to affect the Purchaser's ability to consummate, the transactions contemplated by this Agreement.

SECTION 4.05. BROKERS No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser.


ARTICLE V

ADDITIONAL AGREEMENTS

SECTION 5.01. CONDUCT OF BUSINESS PRIOR TO THE CLOSING. (a) The Sellers covenant and agree that, except as described in Section 5.01(a) of the Disclosure Schedule, between the date hereof and the time of the Closing, none of the Company nor any Subsidiary shall conduct its business other than in the ordinary course and consistent with the Company's and such Subsidiary's prior practice. Without limiting the generality of the foregoing, except as described in Section 5.01(a) of the Disclosure Schedule, the Sellers shall cause the Company and each Subsidiary to
(i) continue its advertising and promotional activities, and purchasing policies, in accordance with past practice; (ii) not shorten or lengthen the customary payment cycles for any of its payables or receivables;
(iii) use its best efforts to (A) preserve intact their business organizations and the business organization of the Business, (B) keep available to the Purchaser the services of the employees of the Company and each Subsidiary, (C) continue in full force and effect without material modification all existing policies or binders of insurance currently maintained in respect of the Company, each Subsidiary and the Business and
(D) preserve its current relationships with its customers, suppliers and other persons with which it has significant business relationships;
(iv) exercise, but only after notice to the Purchaser and receipt of the Purchaser's prior written approval, any rights of renewal pursuant to the terms of any of the leases or subleases set forth in Section 3.19(b) of the Disclosure Schedule which by their terms would otherwise expire; and
(v) not engage in any practice, take any action, fail to take any action or enter into any transaction which could cause any representation or warranty of the Sellers to be untrue or result in a breach of any covenant made by the Sellers in this Agreement.

(b) Except as described in Section 5.01(b) of the Disclosure Schedule, the Sellers covenant and agree that, prior to the Closing, without the prior written consent of the Purchaser, neither the Company nor any Subsidiary will do any of the things enumerated in the second sentence of Section 3.12 (including, without limitation, clauses (i) through (xxviii) thereof).

(c) For the period from the date hereof through the time of the Closing, the Sellers covenant and agree to cause the Company and each Subsidiary to maintain the level, mix and quality of the Inventories consistent with past practice.

SECTION 5.02. ACCESS TO INFORMATION. (a) From the date hereof until the Closing, upon reasonable notice, the Sellers shall cause the Company and the Subsidiaries and each of the Company's and the Subsidiaries' officers, directors, employees, agents, representatives, accountants and counsel to:
(i) afford the officers, employees and authorized agents, accountants, counsel, financing sources and representatives of the Purchaser reasonable access, during normal business hours, to the offices, properties, plants, other facilities, books and records of the Company and each Subsidiary and to those officers, directors, employees, agents, accountants and counsel of the Company and of each Subsidiary who have any knowledge relating to the Company, any Subsidiary or the Business and (ii) furnish to the officers, employees and authorized agents, accountants, counsel, financing sources and representatives of the Purchaser such additional financial and operating data and other information regarding the assets, properties and goodwill of the Company, the Subsidiaries and the Business (or legible copies thereof) as the Purchaser may from time to time reasonably request.

(b) In order to facilitate the resolution of any claims made against or incurred by the Sellers prior to the Closing, for a period of seven years after the Closing, the Purchaser shall (i) retain the books and records of the Company and the Subsidiaries relating to periods prior to the Closing in a manner reasonably consistent with the prior practice of the Company and the Subsidiaries and (ii) upon reasonable notice, afford the authorized agents and representatives of the Sellers reasonable access (including the right to make, at the Sellers' expense, photocopies), during normal business hours, to such books and records.

(c) In order to facilitate the resolution of any claims made by or against or incurred by the Purchaser, the Company or any Subsidiary after the Closing or for any other reasonable purpose, for a period of seven years following the Closing, the Sellers shall (i) retain any books and records of the Sellers which relate to the Company and the Subsidiaries and their operations for periods prior to the Closing and which shall not otherwise have been delivered to the Purchaser, the Company or any Subsidiary and
(ii) upon reasonable notice, afford the officers, employees and authorized agents and representatives of the Purchaser, the Company or any Subsidiary reasonable access (including the right to make photocopies, at the expense of the Purchaser, the Company or such Subsidiary), during normal business hours, to such books and records.

SECTION 5.03. CONFIDENTIALITY. The Sellers agree to, and shall cause their agents, representatives, Affiliates and employees to: (i) treat and hold as confidential (and not disclose or provide access to any Person to) all information relating to trade secrets, processes, patent and trademark applications, product development, price, customer and supplier lists, pricing and marketing plans, policies and strategies, details of client and consultant contracts, operations methods, product development techniques, business acquisition plans, new personnel acquisition plans and all other confidential information with respect to the Business, the Company and each Subsidiary, (ii) in the event that the Sellers or any such agent, representative, Affiliate or employee becomes legally compelled to disclose any such information, provide the Purchaser with prompt written notice of such requirement so that the Purchaser, the Company or any Subsidiary may seek a protective order or other remedy or waive compliance with this
Section 5.03, (iii) in the event that such protective order or other remedy is not obtained, or the Purchaser waives compliance with this Section 5.03, furnish only that portion of such confidential information which is legally required to be provided and exercise its best efforts to obtain assurances that confidential treatment will be accorded such information,
(iv) promptly furnish (prior to, at, or as soon as practicable following, the Closing) to the Company or the Purchaser any and all copies (in whatever form or medium) of all such confidential information then in the possession of the Sellers or any of their agents, representatives,
Affiliates  and  employees   and,   except   as   otherwise   required   by
Section 5.02(c), destroy any and all additional copies then in the possession of the Sellers or any of their agents, representatives, Affiliates and employees of such information and of any analyses, compilations, studies or other documents prepared, in whole or in part, on the basis thereof; PROVIDED, HOWEVER, that this sentence shall not apply to any information that, at the time of disclosure, is available publicly and was not disclosed in breach of this Agreement by the Sellers, their agents, representatives, Affiliates or employees; PROVIDED FURTHER that, with respect to Intellectual Property, specific information shall not be deemed to be within the foregoing exception merely because it is embraced in general disclosures in the public domain. In addition, with respect to Intellectual Property, any combination of features shall not be deemed to be within the foregoing exception merely because the individual features are in the public domain unless the combination itself and its principle of operation are in the public domain. The Sellers agree and acknowledge that remedies at law for any breach of their obligations under this Section 5.03 are inadequate and that in addition thereto the Purchaser shall be entitled to seek equitable relief, including injunction and specific performance, in the event of any such breach.

SECTION 5.04.  REGULATORY AND OTHER AUTHORIZATIONS; NOTICES  AND  CONSENTS.
(a) The Sellers shall use their best efforts to obtain (or cause the Company and the Subsidiaries to obtain) all authorizations, consents, orders and approvals of all Governmental Authorities and officials that may be or become necessary for their execution and delivery of, and the performance of their obligations pursuant to, this Agreement and will cooperate fully with the Purchaser in promptly seeking to obtain all such authorizations, consents, orders and approvals. Each party hereto agrees to make an appropriate filing, if necessary, pursuant to the HSR Act with respect to the transactions contemplated by this Agreement within five Business Days of the date hereof and to supply as promptly as practicable to the appropriate Governmental Authorities any additional information and documentary material that may be requested pursuant to the HSR Act.

 (b) The Sellers shall or shall cause the Company and the Subsidiaries to give promptly such notices to third parties and use its or their best efforts to obtain such third party consents and estoppel certificates as the Purchaser may deem necessary or desirable in connection with the transactions contemplated by this Agreement.

(c) The Purchaser shall cooperate and use all reasonable efforts to assist the Sellers in giving such notices and obtaining such consents and estoppel certificates; PROVIDED, HOWEVER, that the Purchaser shall have no obligation to give any guarantee or other consideration of any nature in connection with any such notice, consent or estoppel certificate or to consent to any change in the terms of any agreement or arrangement which the Purchaser may deem adverse to the interests of the Purchaser, the Company, any Subsidiary or the Business.

(d)  The  Sellers  know of no reason why all the  consents,  approvals  and
authorizations  necessary   for   the   consummation  of  the  transactions
contemplated hereby will not be received.

(e) The Sellers and the Purchaser agree that, in the event any consent, approval or authorization necessary or desirable to preserve for the Business, the Company or any Subsidiary any right or benefit under any lease, license, contract, commitment or other agreement or arrangement to which any of the Sellers, the Company or any Subsidiary is a party is not obtained prior to the Closing, the Sellers will, subsequent to the Closing, cooperate with the Purchaser and the Company in attempting to obtain such consent, approval or authorization as promptly thereafter as practicable. If such consent, approval or authorization cannot be obtained, the Sellers shall use their best efforts to provide the Company or such Subsidiary, as the case may be, with the rights and benefits of the affected lease, license, contract, commitment or other agreement or arrangement for the term of such lease, license, contract or other agreement or arrangement, and, if the Sellers provide such rights and benefits, the Company or such Subsidiary, as the case may be, shall assume the obligations and burdens thereunder.

SECTION 5.05. NOTICE OF DEVELOPMENTS. Prior to the Closing, the Sellers shall promptly notify the Purchaser in writing of (i) all events, circumstances, facts and occurrences arising subsequent to the date of this Agreement which could result in any breach of a representation or warranty or covenant of the Sellers in this Agreement or which could have the effect of making any representation or warranty of the Sellers in this Agreement untrue or incorrect in any material respect and (ii) all other material developments affecting the assets, Liabilities, business, financial condition, operations, results of operations, customer or supplier relations, employee relations, projections or prospects of the Company, any Subsidiary or the Business.

SECTION 5.06. ENVIRONMENTAL STUDY AND REMEDIAL ACTION. The Company has provided to the Purchaser and the officers, directors, employees, agents, consultants and representatives of the Purchaser access to the Real Property, including without limitation, access to enter upon and investigate and collect air, surface water, groundwater and soil samples, in order to conduct an environmental assessment. The Company shall continue to cooperate with the Purchaser in connection with such assessment, including without limitation scheduling site visits as necessary to complete the assessment prior to the Closing.

SECTION 5.07. NO SOLICITATION OR NEGOTIATION. The Sellers agree that between the date of this Agreement and the earlier of (i) the Closing and
(ii) the termination of this Agreement, none of the Sellers, the Company, the Subsidiaries nor any of their respective Affiliates, officers, directors, representatives or agents will (a) solicit, initiate, consider, encourage or accept any other proposals or offers from any Person
(i) relating to any acquisition or purchase of all or any portion of the capital stock of the Company or any Subsidiary or assets of the Company or any Subsidiary (other than Inventory to be sold in the ordinary course of business consistent with past practice), (ii) to enter into any business combination with the Company or any Subsidiary or (iii) to enter into any other extraordinary business transaction involving or otherwise relating to the Company or any Subsidiary, or (b) participate in any discussions, conversations, negotiations and other communications regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way, assist or participate in, facilitate or encourage any effort or attempt by any other Person to seek to do any of the foregoing. The Sellers immediately shall cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Persons conducted heretofore with respect to any of the foregoing. The Sellers shall notify the Purchaser promptly if any such proposal or offer, or any inquiry or other contact with any Person with respect thereto, is made and shall, in any such notice to the Purchaser, indicate in reasonable detail the identity of the Person making such proposal, offer, inquiry or contact and the terms and conditions of such proposal, offer, inquiry or other contact. The Sellers agrees not to, and to cause the Company and each Subsidiary not to, without the prior written consent of the Purchaser, release any Person from, or waive any provision of, any confidentiality or standstill agreement to which any of the Sellers, the Company or any Subsidiary is a party.

SECTION 5.08. USE OF INTELLECTUAL PROPERTY. (a) The Sellers acknowledge that from and after the Closing, the names "Marino Technologies, Incorporated", "Marino", "Marino Technologies de Mexico, S.A. de C.V.", "Walpole, Inc." and all similar or related names, marks and logos (all of such names, marks and logos being the "MARINO NAMES") shall be owned by the Company or a Subsidiary, that none of the Sellers shall have any rights in the Marino Names, and that none of the Sellers will contest the ownership or validity of any rights of the Purchaser, the Company or any Subsidiary in or to the Marino Names.

(b) From and after the Closing, none of the Sellers shall use any of the Owned Intellectual Property or any of the Licensed Intellectual Property.

SECTION 5.09. NON-COMPETITION. (a) For a period of four years after the Closing (the "RESTRICTED PERIOD"), none of Anthony Marino, Lawrence Marino, Barry Tenzer, Carlos Echeverria and Omar Rodriguez shall engage, directly or indirectly, in any business anywhere in the world that manufactures, produces or supplies products or services of the kind manufactured, produced or supplied by the Business, the Company or any Subsidiary as of the Closing Date or, without the prior written consent of the Purchaser, directly or indirectly, own an interest in, manage, operate, join, control, lend money or render financial or other assistance to or participate in or be connected with, as an officer, employee, partner, stockholder, consultant or otherwise, any Person that competes with the Purchaser, the Business, the Company or any Subsidiary in manufacturing, producing or supplying products or services of the kind manufactured, produced or supplied by the Business, the Company or any Subsidiary as of the Closing; PROVIDED, HOWEVER, that, for the purposes of this
Section 5.09, ownership of securities having no more than one percent of the outstanding voting power of any competitor which are listed on any national securities exchange or traded actively in the national over-the-counter market shall not be deemed to be in violation of this
Section 5.09 so long as the Person owning such securities has no other connection or relationship with such competitor.

(b) As a separate and independent covenant, each Seller listed in Section 5.09(a) agrees with the Purchaser that, for a period of four years following the Closing, such Seller will not in any way, directly or indirectly, for the purpose of conducting or engaging in any business that manufactures, produces or supplies products or services of the kind manufactured, produced or supplied by the Business, the Company or any Subsidiary as of the Closing, call upon, solicit, advise or otherwise do, or attempt to do, business with any customers of the Business, the Company or any Subsidiary with whom the Business, the Company, any Subsidiary or such Seller had any dealings during the period of time in which such Seller was a stockholder of the Company; PROVIDED that the restrictions in this
Section 5.09 shall not apply to Anthony Marino, Lawrence Marino and Carlos Echeverria when performing their duties pursuant to their respective Employment Agreements. Each of the Sellers further agrees with the Purchaser that, for a period of four years following the Closing, such Seller will not take away or interfere or attempt to interfere with any custom, trade, business or patronage of the Business, the Company or any Subsidiary, or interfere with or attempt to interfere with any officers, employees, representatives or agents of the Business, the Company or any Subsidiary, or induce or attempt to induce any of them to leave the employ of the Company or any Subsidiary or violate the terms of their contracts, or any employment arrangements, with the Company or any Subsidiary.

(c) The Restricted Period shall be extended by the length of any period during which any Seller is in breach of the terms of this Section 5.09.

(d) The Sellers acknowledge that the covenants of the Sellers set forth in this Section 5.09 are an essential element of this Agreement and that, but for the agreement of the Sellers to comply with these covenants, the Purchaser would not have entered into this Agreement. The Sellers acknowledge that this Section 5.09 constitutes an independent covenant and shall not be affected by performance or nonperformance of any other provision of this Agreement by the Purchaser. The Sellers have independently consulted with counsel and after such consultation agree that the covenants set forth in this Section 5.09 are reasonable and proper.

SECTION 5.10. RELEASE OF INDEMNITY OBLIGATIONS. The Sellers covenant and agree, on or prior to the Closing, to execute and deliver to the Company, for the benefit of the Company and each Subsidiary, a general release and discharge, in form and substance satisfactory to the Purchaser releasing and discharging the Company and each Subsidiary from any and all obligations to indemnify the Sellers or otherwise hold them harmless pursuant to any agreement or other arrangement entered into prior to the Closing.

SECTION 5.11. FURTHER ACTION. Each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable Law, and execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated by this Agreement.


ARTICLE VI

TAX MATTERS

SECTION 6.01. INDEMNITY. (a) The Sellers agree to indemnify and hold harmless the Purchaser, the Company and each Subsidiary against the following Taxes (except to the extent current taxes on the Closing Balance Sheet have been specifically reserved for such Taxes) and, except as otherwise provided in Sections 6.04 and 6.07, against any loss, damage, liability or expense, including reasonable fees for attorneys and other outside consultants, incurred in contesting or otherwise in connection with any such Taxes: (i) Taxes imposed on the Company or any Subsidiary with respect to taxable periods of such Person ending on or before the Closing Date; (ii) with respect to taxable periods beginning before the Closing Date and ending after the Closing Date, Taxes imposed on the Company or any Subsidiary which are allocable, pursuant to Section 6.01(b), to the portion of such period ending on the Closing Date; (iii) Taxes imposed on any member of any affiliated group with which any of the Company and the Subsidiaries file or have filed a Return on a consolidated or combined basis for a taxable period ending on or before the Closing Date; (iv) Taxes imposed on the Purchaser or the Company or any Subsidiary as a result of any breach of warranty or misrepresentation under Section 3.26; (v) Taxes resulting from any election described in Section 338 of the Code; and (vi) Taxes resulting from any disallowances for deductions in 1998 and 1999 with respect to bonuses paid in 1998 and 1999 to any officers of the Company. Notwithstanding the provisions of Section 2.02(b), the Purchaser may, with respect to Section 6.01(a)(vi), (A) withhold from any remaining Subsequent Payments any amount in dispute, (B) offset such amount against such Subsequent Payments and (C) upon final resolution of such dispute shall pay the remainder of such Subsequent Payments to the Sellers with interest at the Interest Rate from the date withheld.

(b) In the case of Taxes that are payable with respect to a taxable period that begins before the Closing Date and ends after the Closing Date, the portion of any such Tax that is allocable to the portion of the period ending on the Closing Date shall be:

(i) in the case of Taxes that are either (x) based upon or related to income or receipts, or (y) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible) (other than conveyances pursuant to this Agreement, as provided under Section 6.07), deemed equal to the amount which would be payable if the taxable year ended with the Closing Date; and

(ii) in the case of Taxes imposed on a periodic basis with respect to the assets of the Company or any Subsidiary, or otherwise measured by the level of any item, deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of calendar days in the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire period.

SECTION 6.02. RETURNS AND PAYMENTS. (a) From the date of this Agreement through and after the Closing Date, the Sellers shall prepare and file or otherwise furnish in proper form to the appropriate Governmental Authority (or cause to be prepared and filed or so furnished) in a timely manner all Tax returns, reports and forms ("RETURNS") relating to the Company and the Subsidiaries that are due on or before or relate to any taxable period ending on or before July 31, 1999 (and the Purchaser shall do the same with respect to any taxable period ending after July 31, 1999). Returns of the Company and the Subsidiaries not yet filed for any taxable period that ends before July 31, 1999 shall be prepared in a manner consistent with past practices employed with respect to the Company and the Subsidiaries (except to the extent counsel for the Sellers or the Company renders a legal opinion that there is no reasonable basis in law therefor or determines that a Return cannot be so prepared and filed without being subject to penalties). With respect to any Return required to be filed by the Purchaser or the Sellers with respect to the Company and the Subsidiaries and as to which an amount of Tax is allocable to the other party under
Section 6.01(b), the filing party shall provide the other party and its authorized representatives with a copy of such completed Return and a statement certifying the amount of Tax shown on such Return that is allocable to such other party pursuant to Section 6.01(b), together with appropriate supporting information and schedules at least 20 Business Days prior to the due date (including any extension thereof) for the filing of such Return, and such other party and its authorized representatives shall have the right to review and comment on such Return and statement prior the filing of such Return.

(b) The Sellers shall pay or cause to be paid when due and payable all Taxes with respect to the Company and the Subsidiaries for any taxable period ending on or before June 30, 1999 to the extent such Taxes exceed the amount, if any, accrued for such Taxes as current Taxes payable on the Closing Balance Sheet, and the Purchaser shall so pay or cause to be paid Taxes for any taxable period after June 30, 1999 (subject to its right of indemnification from the Sellers by the date set forth in Section 6.05 for Taxes attributable to the portion of any Tax period that includes June 30, 1999 pursuant to Sections 6.01(a) and 6.01(b)).

SECTION 6.03. REFUNDS. Any Tax refund (including any interest with respect thereto) relating to the Company or any Subsidiary for any taxable period through June 30, 1999 (except for any refund included on the Reference Balance Sheet, which shall be the property of the Purchaser, and if paid to any of the Sellers, shall be paid over promptly to the Purchaser) shall be the property of the Sellers, and if received by the Purchaser or the Company or any Subsidiary shall be paid over promptly to the Sellers. Notwithstanding the foregoing sentence: (i) any Tax refund (or equivalent benefit to the Sellers through a reduction in Tax liability) for a period before the Closing Date arising out of the carryback of a loss or credit incurred by the Company or any Subsidiary in a taxable year ending after the Closing Date shall be the property of the Purchaser and, if received by the Sellers, shall be paid over promptly to the Purchaser; and (ii) if, and to the extent that, as of such time, if any, as the Purchaser shall receive a refund that would be the property of the Sellers and payable to the Sellers under the immediately preceding sentence, Taxes have been asserted in writing that would be required to be indemnified by the Sellers hereunder, all or part of such refund up to an amount equal to 120% of such asserted Taxes shall, at the option of the Purchaser, be withheld by the Purchaser from such refund or, if necessary, Subsequent Payments remaining to be paid for satisfaction of any amounts indemnifiable under this Article VI which have been asserted or subsequently are asserted, until the time set forth in clause (ii) of Section 6.05 of this Agreement with respect to any such asserted amounts (or, if earlier, expiration of the applicable statute of limitations), at which time, subject to any other rights of the Purchaser to withhold amounts from the Subsequent Payments pursuant to this Agreement, any balance remaining from such refund or withheld Subsequent Payment after payment of any claims shall be paid to the Sellers.

SECTION 6.04. CONTESTS. (a) After the Closing, the Purchaser shall promptly notify the Sellers in writing of any written notice of a proposed assessment or claim in an audit or administrative or judicial proceeding of the Purchaser or of any of the Company and the Subsidiaries which, if determined adversely to the taxpayer, would be grounds for indemnification under this Article VI; PROVIDED, HOWEVER, that a failure to give such notice will not affect the Purchaser's right to indemnification under this
Article VI except to the extent, if any, that, but for such failure, the Sellers could have avoided all or a portion of the Tax liability in question.

(b) In the case of an audit or administrative or judicial proceeding that relates to periods ending on or before the Closing Date, provided that the Sellers acknowledge in writing their liability under this Agreement to hold the Purchaser, the Company and the Subsidiaries harmless against the full amount of any adjustment which may be made as a result of such audit or proceeding that relates to periods ending on or before the Closing Date (or, in the case of any taxable year that includes the Closing Date, against an adjustment allocable under Section 6.01(b) to the portion of such year ending on or before the Closing Date), the Sellers shall have the right at their expense to participate in and control the conduct of such audit or proceeding but only to the extent that such audit or proceeding relates solely to a potential adjustment for which the Sellers have acknowledged their liability; the Purchaser also may participate in any such audit or proceeding and, if the Sellers does not assume the defense of any such audit or proceeding, the Purchaser may defend the same in such manner as it may deem appropriate, including, but not limited to, settling such audit or proceeding after giving five days' prior written notice to the Sellers setting forth the terms and conditions of settlement. In the event that issues relating to a potential adjustment for which the Sellers have acknowledged their liability are required to be dealt with in the same proceeding as separate issues relating to a potential adjustment for which the Purchaser would be liable, the Purchaser shall have the right, at its expense, to control the audit or proceeding with respect to the latter issues.

(c) With respect to issues relating to a potential adjustment for which both the Sellers (as evidenced by their acknowledgment under this
Section 6.04) and the Purchaser or the Company or any Subsidiary could be liable, (i) each party may participate in the audit or proceeding, and
(ii) the audit or proceeding shall be controlled by that party which would bear the burden of the greater portion of the sum of the adjustment and any corresponding adjustments that may reasonably be anticipated for future Tax periods. The principle set forth in the immediately preceding sentence shall govern also for purposes of deciding any issue that must be decided jointly (including, without limitation, choice of judicial forum) in situations in which separate issues are otherwise controlled under this
Article VI by the Purchaser and the Sellers.

 (d) Neither the Purchaser nor the Sellers shall enter into any compromise or agree to settle any claim pursuant to any Tax audit or proceeding which would adversely affect the other party for such year or a subsequent year without the written consent of the other party, which consent may not be unreasonably withheld. The Purchaser and the Sellers agree to cooperate, and the Purchaser agrees to cause the Company and the Subsidiaries to cooperate, in the defense against or compromise of any claim in any audit or proceeding.

SECTION 6.05. TIME OF PAYMENT. Payment by the Sellers of any amounts due under this Article VI in respect of Taxes shall be made (i) at least three Business Days before the due date of the applicable estimated or final Return required to be filed by the Purchaser on which is required to be reported income for a period ending after June 30, 1999 for which the Sellers are responsible under Sections 6.01(a) and 6.01(b) without regard to whether the Return shows overall net income or loss for such period, and
(ii) within three Business Days following an agreement between the Sellers and the Purchaser that an indemnity amount is payable, an assessment of a Tax by a taxing authority, or a "determination" as defined in
Section 1313(a) of the Code. If liability under this Article VI is in respect of costs or expenses other than Taxes, payment by the Sellers of any amounts due under this Article VI shall be made within five Business Days after the date when the Sellers have been notified by the Purchaser that the Sellers have a liability for a determinable amount under this
Article VI and are provided with calculations or other materials supporting such liability.

SECTION 6.06. COOPERATION AND EXCHANGE OF INFORMATION. Upon the terms set forth in Section 5.02 of this Agreement, the Sellers and the Purchaser will provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Return, amended Return or claim for refund, determining a liability for Taxes or a right to a refund of Taxes, participating in or conducting any audit or other proceeding in respect of Taxes or making representations to or furnishing information to parties subsequently desiring to purchase any of the Company or the Subsidiaries or any part of the Business from the Purchaser. Such cooperation and information shall include providing copies of relevant Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by Tax authorities. The Company shall make its employees available on a basis mutually convenient to both parties to provide explanations of any documents or information provided hereunder. Each of the Sellers and the Purchaser shall retain all Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company and the Subsidiaries for each taxable period first ending after the Closing Date and for all prior taxable periods until the later of (i) the expiration of the statute of limitations of the taxable periods to which such Returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods, or (ii) six years following the due date (without extension) for such Returns. Any information obtained under this Section 6.06 shall be kept confidential in accordance with
Section 5.02 except as may be otherwise necessary in connection with the filing of Returns or claims for refund or in conducting an audit or other proceeding.

SECTION 6.07. CONVEYANCE TAXES. The Sellers shall be liable for and shall hold the Purchaser harmless against any real property transfer or gains, sales, use, transfer, value added, stock transfer, and stamp taxes, any transfer, recording, registration, and other fees, and any similar Taxes which become payable in connection with the transactions contemplated by this Agreement, and shall file such applications and documents as shall permit any such Tax to be assessed and paid on or prior to the Closing Date in accordance with any available pre-sale filing procedure. The Purchaser shall execute and deliver all instruments and certificates necessary to enable the Sellers to comply with the foregoing.

SECTION 6.08. MISCELLANEOUS. (a) The Sellers and the Purchaser agree to treat all payments made by either of them to or for the benefit of the other (including any payments to the Company or any Subsidiary) under this
Article VI, under other indemnity provisions of this Agreement and for any misrepresentations or breaches of warranties or covenants as adjustments to the Purchase Price or as capital contributions for Tax purposes and that such treatment shall govern for purposes hereof except to the extent that the Laws of a particular jurisdiction provide otherwise, in which case such payments shall be made in an amount sufficient to indemnify the relevant party on an after-Tax basis.

(b) Any tax sharing agreement or arrangement between the Sellers and the Company or any Subsidiary shall be terminated immediately prior to the Closing.

(c) Notwithstanding any provision in this Agreement to the contrary, the obligations of the Sellers to indemnify and hold harmless the Purchaser, the Company and the Subsidiaries pursuant to this Article VI, and the representations and warranties contained in Section 3.26, shall terminate at the close of business on the 120th day following the expiration of the applicable statute of limitations with respect to the Tax liabilities in question (giving effect to any waiver, mitigation or extension thereof).

(d) From and after the date of this Agreement, the Sellers shall not without the prior written consent of the Purchaser (which may, in its sole and absolute discretion, withhold such consent) make, or cause or permit to be made, any Tax election that would affect the Company or any Subsidiary.

(e) For purposes of this Article VI, "the Purchaser" and "the Sellers", respectively, shall include each member of the affiliated group of corporations of which any of them is or becomes a member (other than the Company and the Subsidiaries, except to the extent expressly referenced).

(f) The Purchaser shall be entitled to recover professional fees and related costs that it may reasonably incur to enforce the provisions of this Article VI.


ARTICLE VII

CONDITIONS TO CLOSING

SECTION 7.01. CONDITIONS TO OBLIGATIONS OF THE SELLERS. The obligations of the Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a) REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations and warranties of the Purchaser contained in this Agreement shall have been true and correct when made and shall be true and correct in all material respects as of the Closing, with the same force and effect as if made as of the Closing Date other than such representations and warranties as are made as of another date, which shall be true and correct in all material respects as of such other date, the covenants and agreements contained in this Agreement to be complied with by the Purchaser on or before the Closing shall have been complied with in all material respects, and the Sellers shall have received a certificate from the Purchaser to such effect signed by a duly authorized officer thereof;

(b) HSR ACT. Any waiting period (and any extension thereof) under the HSR Act applicable to the purchase of the Shares contemplated hereby shall have expired or shall have been terminated;

(c) NO PROCEEDING OR LITIGATION. No Action shall have been commenced by or before any Governmental Authority against either the Sellers or the Purchaser, seeking to restrain or materially and adversely alter the transactions contemplated by this Agreement which, in the reasonable, good faith determination of the Sellers, is likely to render it impossible or unlawful to consummate such transactions; PROVIDED, HOWEVER, that the provisions of this Section 7.01(c) shall not apply if the Sellers have directly or indirectly solicited or encouraged any such Action;

(d) RESOLUTIONS. The Sellers shall have received a true and complete copy, certified by the Secretary or an Assistant Secretary of the Purchaser, of the resolutions duly and validly adopted by the Board of Directors of the Purchaser evidencing its authorization of the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;

(e) INCUMBENCY CERTIFICATE. The Sellers shall have received a certificate of the Secretary or an Assistant Secretary of the Purchaser certifying the names and signatures of the officers of the Purchaser authorized to sign this Agreement and the other documents to be delivered hereunder; and

(f)  LEGAL  OPINION.   The  Sellers  shall have received  from  Shearman  &
Sterling a legal opinion, addressed to the Sellers and dated the Closing Date, substantially in the form of Exhibit 7.01(f).

SECTION 7.02. CONDITIONS TO OBLIGATIONS OF THE PURCHASER. The obligations of the Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a) REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations and warranties of the Sellers contained in this Agreement shall have been true and correct when made and shall be true and correct in all material respects as of the Closing with the same force and effect as if made as of the Closing, other than such representations and warranties as are made as of another date which shall be true and correct in all material respects as of such other date, the covenants and agreements contained in this Agreement to be complied with by the Sellers and the Company on or before the Closing shall have been complied with in all material respects, and the Purchaser shall have received a certificate of the Company to such effect signed by a duly authorized officer thereof;

(b) HSR ACT. Any waiting period (and any extension thereof) under the HSR Act applicable to the purchase of the Shares contemplated hereby shall have expired or shall have been terminated;

(c) NO PROCEEDING OR LITIGATION. No Action shall have been commenced or threatened by or before any Governmental Authority against either the Sellers or the Purchaser, seeking to restrain or materially and adversely alter the transactions contemplated hereby which, in the reasonable, good faith determination of the Purchaser is likely to render it impossible or unlawful to consummate the transactions contemplated by this Agreement or which could have a Material Adverse Effect; PROVIDED, HOWEVER, that the provisions of this Section 7.02(c) shall not apply if the Purchaser has solicited or encouraged any such Action;

(d) LEGAL OPINION. The Purchaser shall have received from Mitrani, Rynor, Adamsky, Macaulay & Zorrilla, P.A. a legal opinion, addressed to the Purchaser and dated the Closing Date, substantially in the form of
Exhibit 7.02(d);

(e) CONSENTS AND APPROVALS. The Purchaser and the Sellers shall have received, each in form and substance satisfactory to the Purchaser, all authorizations, consents, orders and approvals of all Governmental Authorities and officials and all third party consents and estoppel certificates which the Purchaser deems reasonably necessary or desirable for the consummation of the transactions contemplated by this Agreement;

(f) ENVIRONMENTAL ASSESSMENT. The environmental assessment conducted by the Purchaser or on the Purchaser's behalf shall be satisfactory to the Purchaser;

(g) NEW JERSEY INDUSTRIAL SITE RECOVERY ACT. Walpole shall have complied in all respects with the New Jersey Industrial Site Recovery Act;

(h) RESIGNATIONS OF THE COMPANY'S DIRECTORS. The Purchaser shall have received the resignations, effective as of the Closing, of all the directors and officers of the Company and each Subsidiary;

(i)  ORGANIZATIONAL DOCUMENTS.  The Purchaser shall have received a copy of
(i) the Certificates of Incorporation, as amended (or similar organizational documents), of the Company and of each Subsidiary, certified by the secretary of state of the jurisdiction in which each such entity is incorporated or organized, as of a date not earlier than five Business Days prior to the Closing Date and accompanied by a certificate of the Secretary or Assistant Secretary of each such entity, dated as of the Closing Date, stating that no amendments have been made to such Certificate of Incorporation (or similar organizational documents) since such date, and
(ii) the By-laws (or similar organizational documents) of the Company and of each Subsidiary, certified by the Secretary or Assistant Secretary of each such entity;

(j) MINUTE BOOKS. The Purchaser shall have received a copy of the minute books and stock register of the Company and each Subsidiary, certified by their respective Secretaries or Assistant Secretaries as of the Closing Date;

(k) CERTIFICATE OF NON-FOREIGN STATUS. The Purchaser shall have received a certificate from the Sellers (which complies with Section 1445 of the Code) of non-foreign status executed in accordance with the provisions of the Foreign Investment in Real Property Tax Act;

(l) GOOD STANDING; QUALIFICATION TO DO BUSINESS. The Purchaser shall have received good standing certificates for the Company and for each Subsidiary from the secretary of state of the jurisdiction in which each such entity is incorporated or organized and from the secretary of state in each other jurisdiction in which the properties owned or leased by any of the Company or any Subsidiary, or the operation of its business in such jurisdiction, requires the Company or any Subsidiary to qualify to do business as a foreign corporation, in each case dated as of a date not earlier than five Business Days prior to the Closing Date and accompanied by bring-down telegrams dated the Closing Date;

(m) RELEASE OF INDEMNITY OBLIGATIONS. The Purchaser shall have received the general release and discharge from the Sellers referred to in
Section 5.10 in form and substance satisfactory to the Purchaser;

(n) NO MATERIAL ADVERSE EFFECT. No event or events shall have occurred, or be reasonably likely to occur, which, individually or in the aggregate, have, or could reasonably be expected to have, a Material Adverse Effect; and

(o) EMPLOYMENT AGREEMENTS. Anthony Marino, Lawrence Marino and Carlos Echeverria shall have executed their respective Employment Agreements at the time of signing this Agreement and such Employment Agreements shall remain in full force and effect.


ARTICLE VIII

INDEMNIFICATION

SECTION 8.01. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Sellers contained in this Agreement, and all statements contained in this Agreement, the Exhibits to this Agreement, the Disclosure Schedule and any certificate, Financial Statement, Interim Financial Statement or report or other document delivered pursuant to this Agreement or in connection with the transactions contemplated by this Agreement (collectively, the "ACQUISITION DOCUMENTS"), shall survive the Closing until the third anniversary of the Closing Date; PROVIDED, HOWEVER, that (a) the representations and warranties dealing with Tax matters shall survive as provided in Section 8.09(d), (b) insofar as any claim is made by the Purchaser for the breach of any representation or warranty of the Sellers contained herein, which claim arises out of allegations of personal injury or property damage suffered by any third party on or prior to the Closing Date or attributable to products or Inventory sold or shipped, or activities or omissions that occur, on or prior to the Closing Date, such representations and warranties shall, for purposes of such claim by the Purchaser, survive until thirty calendar days after the expiration of the applicable statute of limitations governing such claims and (c) insofar as any claim is made by the Purchaser for the breach of any representation or warranty of the Sellers contained herein relating to environmental matters, such representations and warranties shall, for purposes of such claims by the Purchaser, survive the Closing Date until the fifth anniversary of the Closing Date. Neither the period of survival nor the liability of the Sellers with respect to the Sellers' representations and warranties shall be reduced by any investigation made at any time by or on behalf of the Purchaser. If written notice of a claim has been given prior to the expiration of the applicable representations and warranties by the Purchaser to the Sellers, then the relevant representations and warranties shall survive as to such claim, until such claim has been finally resolved.

SECTION 8.02. INDEMNIFICATION BY THE SELLERS. (a) The Purchaser and its Affiliates (including, after the Closing, the Company and the
Subsidiaries), officers, directors, employees, agents, successors and assigns (each an "INDEMNIFIED PARTY") shall be indemnified and held harmless by the Sellers, jointly and severally, for any and all Liabilities, losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including, without limitation, reasonable attorneys' and consultants' fees and expenses) actually suffered or incurred by them (including, without limitation, any Action brought or otherwise initiated by any of them) (hereinafter a "LOSS"), arising out of or resulting from:

(i) the breach of any representation or warranty made by the Sellers contained in the Acquisition Documents; or

(ii) the breach of any covenant or agreement by the Sellers contained in the Acquisition Documents; or

(iii) Liabilities of the Company or any Subsidiary not reflected on the statement of Final Closing Date Net Working Capital, whether arising before or after the Closing Date, arising from or relating to the ownership or actions or inactions of the Company or such Subsidiary or the conduct of their respective businesses prior to the Closing; or

(iv) any and all Losses suffered or incurred by the Purchaser, the Company or any Subsidiary by reason of or in connection with any claim or cause of action of any third party to the extent arising out of any action, inaction, event, condition, liability or obligation of the Sellers occurring or existing prior to the Closing; or

(v) (i) Any Hazardous Material at, on, under, migrating to or from, or transported to or from the Real Property, or any property formerly owned, leased, occupied or used by the Company or the Business, on or prior to the Closing, or any additional migration or transportation of such Hazardous Material after the Closing (including, without limitation, any Remedial Action at any time after the Closing relating to such Hazardous Material);
(ii) any Environmental Claim arising at any time that relates to the Company, the Business or the Real Property on or prior to the Closing; or
(iii) any noncompliance with or violation of any applicable Environmental Law or Environmental Permit relating in any way to the Company or the Business on or prior to the Closing, or any continuation of such violation or non-compliance after the Closing.

To the extent that the Sellers' undertakings set forth in this Section 8.02 may be unenforceable, the Sellers shall contribute the maximum amount that they are permitted to contribute under applicable law to the payment and satisfaction of all Losses incurred by the Purchaser, the Company and the Subsidiaries.

(b) An Indemnified Party shall give the Sellers notice of any matter which an Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement, within 60 days of such determination, stating the amount of the Loss, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises. The obligations and Liabilities of the Sellers under this Article VIII with respect to Losses arising from claims of any third party which are subject to the indemnification provided for in this Article VIII
("THIRD PARTY CLAIMS") shall be governed by and contingent upon the following additional terms and conditions: if an Indemnified Party shall receive notice of any Third Party Claim, the Indemnified Party shall give the Sellers notice of such Third Party Claim within 30 days of the receipt by the Indemnified Party of such notice; PROVIDED, HOWEVER, that the failure to provide such notice shall not release the Sellers from any of their obligations under this Article VIII except to the extent the Sellers are materially prejudiced by such failure and shall not relieve the Sellers from any other obligation or Liability that they may have to any Indemnified Party otherwise than under this Article VIII. If the Sellers acknowledge in writing their obligation to indemnify the Indemnified Party hereunder against any Losses that may result from such Third Party Claim, then the Sellers shall be entitled to assume and control the defense of such Third Party Claim at their expense and through counsel of their choice if they give notice of their intention to do so to the Indemnified Party within five days of the receipt of such notice from the Indemnified Party; PROVIDED, HOWEVER, that if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the judgment of the Indemnified Party, in its reasonable discretion, for the same counsel to represent both the Indemnified Party and the Sellers then the Indemnified Party shall be entitled to retain its own counsel, in each jurisdiction for which the Indemnified Party determines counsel is required, at the expense of the Sellers. In the event the Sellers exercise the right to undertake any such defense against any such Third Party Claim as provided above, the Indemnified Party shall cooperate with the Sellers in such defense and make available to the Sellers, at the Sellers' expense, all witnesses, pertinent records, materials and information in the Indemnified Party's possession or under the Indemnified Party's control relating thereto as is reasonably required by the Sellers. Similarly, in the event the Indemnified Party is, directly or indirectly, conducting the defense against any such Third Party Claim, the Sellers shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Sellers' expense, all such witnesses, records, materials and information in the Sellers' possession or under the Sellers' control relating thereto as is reasonably required by the Indemnified Party. No such Third Party Claim may be settled by the Sellers without the prior written consent of the Indemnified Party.

SECTION 8.03. PAYMENT OF INDEMNITY AMOUNTS. (a) In order to satisfy any amount determined to be owed to the Purchaser under this Article VIII, the Purchaser's sole recourse shall be to offset such amount against any Subsequent Payments remaining to be paid; PROVIDED that the Sellers shall not be required to indemnify, defend or hold the Purchaser harmless against or reimburse any losses or claims pursuant to Section 8.02 unless and until the aggregate amount of such losses or claims exceeds $50,000, after which the Sellers shall be obligated for the entire amount of all such losses or claims in excess of $25,000.

(b) In the event of any indemnity claim by the Purchaser, notwithstanding the provisions of Section 2.02(b), the Purchaser may withhold an amount from any Subsequent Payments that in the Purchaser's good faith estimate is sufficient to cover the amount of such claim. Upon resolution of such claim, the Purchaser shall pay the remainder of such Subsequent Payment after the satisfaction of such claim to the Sellers together with interest thereon at the Interest Rate for the period withheld.

SECTION 8.04. TAX MATTERS. Anything in this Article VIII (except for the specific reference to Tax matters in Section 8.01) to the contrary notwithstanding, the rights and obligations of the parties with respect to indemnification for any and all Tax matters shall be governed by
Article VI.


ARTICLE IX

TERMINATION AND WAIVER

SECTION 9.01. TERMINATION. This Agreement may be terminated at any time prior to the Closing:

(a) by the Purchaser if, between the date hereof and the time scheduled for the Closing: (i) an event or condition occurs that has resulted in or that may be expected to result in a Material Adverse Effect, (ii) any representation or warranty of the Sellers contained in this Agreement shall not have been true and correct when made, such that the conditions to Closing set forth in Section 7.01 would not be satisfied, (iii) the Sellers shall not have complied with any covenant or agreement to be complied with by them and contained in this Agreement, such that the conditions to Closing set forth in Section 7.01 would not be satisfied; or (iv) any of the Sellers, the Company or any Subsidiary makes a general assignment for the benefit of creditors, or any proceeding shall be instituted by or against any of the Sellers, the Company or any Subsidiary seeking to adjudicate any of them a bankrupt or insolvent, or seeking liquidation, winding up or reorganization, arrangement, adjustment, protection, relief or composition of its debts under any Law relating to bankruptcy, insolvency or reorganization; or

(b) by either the Sellers or the Purchaser if the Closing shall not have occurred by August 15, 1999 as a result of a breach of this Agreement by or failure of a condition within the control of the non-terminating party, or by August 31, 1999 for any other reason; PROVIDED, HOWEVER, that the right to terminate this Agreement under this Section 9.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date; or

(c) by either the Purchaser or the Sellers in the event that any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; or

(d)  by the mutual written consent of the Sellers and the Purchaser.

SECTION 9.02. EFFECT OF TERMINATION. (a) In the event of termination of this Agreement as provided in Section 9.01, this Agreement shall forthwith become void and there shall be no liability on the part of either party hereto except (a) as set forth in Sections 5.03, 9.02(b) and 10.01 and
(b) that nothing herein shall relieve either party from liability for any breach of this Agreement.

(b) Notwithstanding the foregoing, if the Closing does not occur because of the Sellers' failure to satisfy the conditions to the Purchaser's obligation to effect the Closing contained in Section 7.01 to the extent controlled by the Sellers, then the Sellers shall reimburse the Purchaser for its costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors, financing sources and accountants, incurred by the Purchaser in connection with the preparation, negotiation and performance of this Agreement and the transactions contemplated hereby.

(c) Notwithstanding the foregoing, if the Closing does not occur because of the Purchaser's failure to satisfy the conditions to the Sellers' obligation to effect the Closing contained in Section 7.02 to the extent controlled by the Purchaser, then the Purchaser shall reimburse the Sellers for its costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors, financing sources and accountants, incurred by the Sellers in connection with the preparation, negotiation and performance of this Agreement and the transactions contemplated hereby.

SECTION 9.03. WAIVER. Either party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by the other party pursuant hereto or (c) waive compliance with any of the agreements or conditions of the other party contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition, of this Agreement. The failure of any party to assert any of its rights hereunder shall not constitute a waiver of any of such rights.


ARTICLE X

GENERAL PROVISIONS

SECTION 10.01. EXPENSES. Except as otherwise specified in this Agreement, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred; PROVIDED that all such fees and disbursements of the Company shall be paid by the Sellers or accrued as part of the Net Working Capital of the Company reflected on the Closing Balance Sheet.

SECTION 10.02. NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by courier service, by cable, by telecopy, by telegram, by telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

(a)  if to the Sellers:

     Marino Technologies Inc.
     13260 N.W. 45th Avenue
     Opa-Locka, Florida  33054
     Telecopy:  (305) 687-0182
     Attention:  Anthony Marino

with a copy to:

     Mitrani, Rynor, Adamsky, Macaulay & Zorrilla, P.A.
     One S.E. 3rd Avenue, Suite 2200
     Miami, Florida  33131
     Telecopy:  (305) 358-9617
     Attention:  Robert B. Macaulay, Esq.

(b)  if to the Purchaser:

     Consoltex (USA) Inc.
     1040 Avenue of the Americas, 6th Floor
     New York, New York  10018
     Telecopy:  (212) 596-0483
     Attention:  Paul J. Bamatter

with a copy to:

    Shearman & Sterling
    599 Lexington Avenue
    New York, New York  10022
    Telecopy:  (212) 848-7179
    Attention:  Creighton O'M. Condon, Esq.

SECTION 10.03. PUBLIC ANNOUNCEMENTS. No party to this Agreement shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without prior notification to the other party, and the parties shall cooperate as to the timing and contents of any such press release or public announcement.

SECTION 10.04.   HEADINGS.   The  descriptive  headings  contained  in this
Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 10.05. SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

SECTION 10.06. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, between the Sellers and the Purchaser with respect to the subject matter hereof and thereof.

SECTION 10.07. ASSIGNMENT. This Agreement may not be assigned by operation of law or otherwise without the express written consent of the Sellers and the Purchaser (which consent may be granted or withheld in the sole discretion of the Sellers or the Purchaser); PROVIDED, HOWEVER, that the Purchaser may assign this Agreement to an Affiliate of the Purchaser without the consent of the Sellers so long as LINQ Industrial Fabrics, Inc. ("LINQ") provides an unconditional guarantee, in form and substance reasonably satisfactory to the Sellers, of the Affiliate's obligations hereunder; and PROVIDED, FURTHER that there has been no material adverse change in the business or financial condition of LINQ since June 30, 1999 (the date of the most recent financial statements of LINQ delivered to the Sellers).

SECTION 10.08.  NO THIRD PARTY BENEFICIARIES.  Except for the provisions of
Article IX relating to Indemnified Parties, this Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

SECTION 10.09. AMENDMENT. This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, the Sellers and the Purchaser or (b) by a waiver in accordance with
Section 9.03.

SECTION 10.10. GOVERNING LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL. THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, EXCLUDING (TO THE GREATEST EXTENT PERMISSIBLE BY LAW) ANY RULE OF LAW THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK. ALL ACTIONS AND PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE HEARD AND DETERMINED IN ANY NEW YORK STATE OR FEDERAL COURT SITTING IN THE CITY OF NEW YORK. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO UNDER APPLICABLE LAW, THE RIGHT TO A TRIAL BY JURY.

SECTION 10.11. ARBITRATION. Any dispute or controversy arising under or in connection with this Agreement (a "CLAIM") that cannot be mutually resolved by the parties hereto and their respective advisors and representatives shall be finally settled by binding arbitration in New York, New York administered by the American Arbitration Association ("AAA") under its Commercial Arbitration Rules as then in effect (the "RULES"). The arbitration shall be conducted before three arbitrators of exemplary qualifications and stature, who shall be selected in accordance with the Rules. Judgment may be entered on the arbitrator's award in any court have competent jurisdiction. At the request of either the Sellers or the Purchaser, the arbitrators may take any interim measure they deem necessary, including measures for the conservation of any items forming the subject matter in dispute, which measures may take the form of an interim award. The arbitrators' power to grant interim measures shall not be interpreted as precluding the jurisdiction of competent courts to grant such relief. The arbitrators shall not award punitive damages. In rendering their award, the arbitrators shall be required to adopt the position of either the party bringing a Claim or the party opposing such Claim. The parties waive any form of notification or deposit of the award except as required by the Rules. Judgment on the award may be entered in any court having jurisdiction over it or having jurisdiction over the Sellers or the Purchaser or their respective assets. The laws of the State of New York shall govern any arbitration and the validity, scope and effect of this Section 10.11. The non-prevailing party shall bear all expenses of the arbitrators incurred in any arbitration hereunder. In the event of arbitration or litigation arising under this Agreement, the prevailing party shall be entitled to recover from the non-prevailing party its reasonable attorney's fees and expenses incurred in connection with such arbitration or litigation, including before the filing of a demand for arbitration or a lawsuit.

SECTION 10.12. COUNTERPARTS. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

SECTION 10.13. SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

IN WITNESS WHEREOF, the Sellers and the Purchaser have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.


ANTHONY  MARINO,  as  attorney-in-fact
for the  several  Sellers  named  on
Schedule I hereto


By:
      Name:
      Title:



CONSOLTEX (USA) INC.


By:
      Name: Paul J. Bamatter
      Title: Vice President Finance and
      Chief Financial Officer


By:
      Name: Alex DiPalma
      Title: Vice President, Taxation

                                SCHEDULE I

                                  SELLERS



NAME                                       NUMBER OF    PERCENTAGE OF
                                           SHARES       TOTAL OUTSTANDING


Barry Tenzer                                441,711       30.87%

Estate of Frank Marino                      325,000       22.71%

Lawrence Marino                             212,597       14.86%

Anthony Marino                              197,085       13.77%

Family Trust of Caroline Marino               90,666       6.34%

Family Trust under Anthony Marino             87,333       6.10%

Carlos Echeverria                             36,444       2.55%

Fortunata Cali                                12,500       0.87%

Jewish Communal Fund                          10,000       0.70%

Adam Marino Trust                              5,332       0.37%

Erica Marino Trust                             5,332       0.37%

Omar Rodriguez                                 5,000       0.35%

Miriam Wright                                  2,000       0.14%

                                            1,431,000     100.00%

                              EXHIBIT 7.01(F)

FORM OF OPINION OF THE PURCHASER'S COUNSEL

1. The Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of New York and has all necessary corporate power and authority to enter into the Agreement, to carry out its obligations thereunder and to consummate the transactions contemplated thereby.

2. The execution and delivery of the Agreement by the Purchaser, the performance by the Purchaser of its obligations thereunder and the consummation by the Purchaser of the transactions contemplated thereby have been duly authorized by all requisite action on the part of the Purchaser.

3. The Agreement has been duly executed and delivered by the Purchaser, and (assuming due authorization, execution and delivery by the Sellers) the Agreement constitutes a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar law affecting creditor's rights generally and subject, as to enforceability, to the effect of general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether such enforceability is considered in a proceeding in equity or at law).


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                              EXHIBIT 7.02(D)

FORM OF OPINION OF THE SELLERS' COUNSEL

1. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all necessary corporate power and authority to carry out its obligations under the Agreement and to consummate the transactions contemplated thereby.

2. The execution and delivery of the Agreement by the Sellers, the performance by the Sellers of their obligations thereunder and the consummation by the Sellers of the transactions contemplated thereby have been duly authorized by all requisite action on the part of the Sellers.

3. The Agreement has been duly executed and delivered by the Sellers, and (assuming due authorization, execution and delivery by the Purchaser) the Agreement constitutes a legal, valid and binding obligation of the Sellers, enforceable against the Sellers in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar law affecting creditor's rights generally and subject, as to enforceability, to the effect of general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether such enforceability is considered in a proceeding in equity or at law).

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